                                 Schedule 14A
                                (Rule 14A-101)
                    Information Required In Proxy Statement
                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:
                                       [_] Confidential, For Use of the Com-
[_] Preliminary Proxy Statement           mission Only (as permitted by Rule
                                          14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Under Rule 14a-12

                            First Union Corporation
-------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

-------------------------------------------------------------------------------
        (Name of Person(s) Filing Proxy, if other than the Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
  1) Title of each class of securities to which transaction applies:

  ----------------------------------------------------------------------------
  2) Aggregate number of securities to which transaction applies:

  ----------------------------------------------------------------------------
  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined).

  ----------------------------------------------------------------------------
  4) Proposed maximum aggregate value of transaction:

  ----------------------------------------------------------------------------
  5) Total Fee Paid:

  ----------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials:

[_] Check box if any part of the fee is offset as provided by Exchange Act
   Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  1) Amount Previously Paid:

  ----------------------------------------------------------------------------
  2) Form, Schedule or Registration Statement No.:

  ----------------------------------------------------------------------------
  3) Filing Party:

  ----------------------------------------------------------------------------
  4) Date Filed:

  ----------------------------------------------------------------------------

[FIRST UNION LOGO]
                                                         March 13, 2001


    Dear Stockholder:

     On behalf of the board of directors, I am pleased to invite you to the Annual Meeting of Stockholders in Charlotte, North Caroli-na, on Tuesday, April 17, 2001, at 9:30 a.m.

     The notice of meeting and proxy statement on the following pages contain information about the meeting. We will also review operat-ing results for the past year and present other information con-cerning First Union. The meeting should be interesting and infor-mative, and we hope you will be able to attend.

     This year we are again pleased to offer our record holders of common stock (those who hold stock certificates registered in their own names and not in the name of a broker or other nominee) the option of voting through the telephone or Internet.

     In order to ensure your shares are voted at the meeting, please either return the enclosed proxy card at your earliest convenience or vote through the telephone or Internet voting procedures de-scribed on your proxy card. Every stockholder's vote is important, whether you own a few shares or many.

    Sincerely yours,
/s/ G. Kennedy Thompson
    G. Kennedy Thompson
    Chairman, President and Chief Executive Officer

     First Union Corporation, One First Union Center, Charlotte, North
                            Carolina 28288-0013

                            First Union Corporation

          One First Union Center, Charlotte, North Carolina 28288-0013

                            NOTICE OF ANNUAL MEETING

                          TO BE HELD ON APRIL 17, 2001


                                                           March 13, 2001

   The Annual Meeting of Stockholders will be held in the Piedmont Ball-room, at the Hilton Charlotte and Towers, 222 East Third Street, Char-lotte, North Carolina 28202, on Tuesday, April 17, 2001, at 9:30 a.m., to consider the following:
      1. A First Union proposal to elect the five nominees named in the attached proxy statement as directors, four nominees to serve as Class III directors with terms expiring at the 2004 Annual Meeting of Stockholders and one nominee to serve as a Class I director with a term expiring at the 2002 Annual Meeting of Stockholders, in each case until their successors are duly elected and qualify.
      2. A First Union proposal to approve the Senior Management In-centive Plan.
      3. A First Union proposal to amend the 1998 Stock Incentive
         Plan.
      4. A First Union proposal to ratify the appointment of KPMG LLP as auditors for the year 2001.
      5. If properly presented, a stockholder proposal, which manage-ment opposes, regarding political contributions.
      6. Such other business as may properly come before the meeting or any adjournments thereof.

   Only holders of record of First Union common stock on February 20, 2001, are entitled to notice of and to vote at the meeting.

  By order of the board of directors,
/s/ Mark C. Treanor
  Mark C. Treanor
  Secretary

   Whether or not you plan to attend, please either return the enclosed proxy card or vote through the telephone or Internet voting procedures described on your proxy card, to ensure your shares are voted at the meeting. Your vote is important, whether you own a few shares or many.

                            First Union Corporation
          One First Union Center, Charlotte, North Carolina 28288-0013

                               -----------------
                                PROXY STATEMENT
                               -----------------
General

 The enclosed proxy is solicited on behalf of the board of directors in connec-tion with the Annual Meeting of Stockholders to be held in the Piedmont Ball-room, at the Hilton Charlotte and Towers, 222 East Third Street, Charlotte, North Carolina 28202, on Tuesday, April 17, 2001, at 9:30 a.m. The proxy is for use at the meeting if you do not attend or if you wish to vote your shares by proxy even if you do attend. If you are a registered stockholder (that is, you hold stock certificates registered in your own name) you may also vote by tele-phone or through the Internet, by following the instructions described on your proxy card. If your shares are held in "street name" you will receive separate voting instructions with your proxy materials. Although most brokers and nomi-nees offer telephone and Internet voting, availability and specific processes will depend on their voting arrangements. You may revoke your proxy at any time before it is exercised by (i) giving a written notice of revocation to the Cor-porate Secretary of First Union, (ii) submitting a proxy having a later date, or (iii) appearing at the meeting and requesting to vote in person. All shares represented by valid proxies and not revoked before they are exercised will be voted as specified. If no specification is made, proxies will be voted "FOR" electing all nominees for director presented in Proposal 1; "FOR" approving the Senior Management Incentive Plan presented in Proposal 2; "FOR" approving the amendment to the 1998 Stock Incentive Plan presented in Proposal 3; "FOR" rati-fying KPMG LLP as auditors for the year 2001 presented in Proposal 4; and "AGAINST" adopting the stockholder proposal presented in Proposal 5.

 This proxy statement, the enclosed proxy card and 2000 Annual Report to Stock-holders are being first mailed to our stockholders on or about March 13, 2001. The Annual Report does not constitute "soliciting material" and is not to be deemed "filed" with the SEC.

 If you have any shares in our Dividend Reinvestment and Stock Purchase Plan, the enclosed proxy represents the number of shares you have in that plan on the record date for the meeting, as well as the number of shares directly regis-tered in your name on the record date.

 First Union will pay the costs of preparing this proxy statement and of solic-iting proxies in the enclosed form. Our employees may solicit proxies, either personally, by letter or by telephone. Our employees will not be specifically compensated for these services. In addition, we have retained Georgeson Share-holder Communications Inc. as proxy solicitors to assist in the proxy solicita-tion and tabulation. Their base fee is $15,000, plus expenses and an additional fee per proxy tabulated.

Voting Securities and Principal Holders

 As of February 20, 2001, the record date for the meeting, there were 981,257,227 shares of First Union common stock outstanding. You have one vote for each share registered in your name on the record date with respect to each matter voted on at the meeting. We are not aware of any stockholder who was the beneficial owner of more than 5% of the outstanding shares of common stock on the record date, except for Capital Research and Management Company, 333 South Hope Street, Los Angeles, CA 90071, an investment adviser which, based on a Schedule 13G filed with the SEC, was the holder of 49,058,370 shares of common stock as of December 31, 2000, or approximately 5.0% of the outstanding shares of common stock on the record date. Capital Research indicated that it holds such shares for accounts under Capital Research's discretionary manage-ment and not for its own account. Capital Research also indicated that it does not have sole or shared voting power with respect to the shares and has sole dispositive power over them.

 The presence in person or by proxy of a majority of common stock shares out-standing on the record date will constitute a quorum for purposes of con-ducting business at the meeting. With the exception of electing directors, which requires a plurality of the votes cast, the affirmative vote of a major-ity of votes cast at the meeting on each proposal is required to approve each proposal. For purposes of determining the votes cast on any matter at the meeting, only "FOR" and "AGAINST" votes are included. Abstentions and broker "non-votes" are only counted for determining whether a quorum is present. New York Stock Exchange ("NYSE") rules allow brokers or other nominees to vote shares held by them for a customer on matters that the NYSE determines to be routine, even though the broker or nominee has not received instructions from the customer. A broker "non-vote" occurs when a broker or other nominee has not received voting instructions from the customer and the broker or nominee cannot vote the shares because the NYSE has determined that the matter is not routine.

PROPOSAL 1. A FIRST UNION PROPOSAL TO ELECT DIRECTORS
General Information and Nominees

 The board of directors is divided into three classes. At each annual meeting of stockholders, you elect the members of one of the three classes to three-year terms. Our directors determine the number of directors but it cannot be less than nine or more than 30. For purposes of electing directors at the meeting, the number of directors has been fixed at 14, with five directors in Class I, five directors in Class II, and four directors in Class III.

 The terms of the directors serving in Class III will expire at the meeting and except as otherwise indicated below, the terms of the directors serving in Classes I and II will expire at the 2002 and 2003 Annual Meetings of Stock-holders, respectively.

 G. Alex Bernhardt, Sr., Joseph Neubauer, Ruth G. Shaw and Lanty L. Smith are being nominated to serve as directors in Class III with terms expiring at the 2004 Annual Meeting of Stockholders. Mr. Bernhardt is currently serving as a Class III director, Mr. Neubauer and Ms. Shaw as Class I directors and Mr. Smith as a Class II director. In addition, Roddey Dowd, Sr., who is currently serving as a Class II director, is being nominated to serve as a Class I di-rector with a term expiring at the 2002 Annual Meeting of Stockholders.

 Directors who reach retirement age (70) during their term in office are to retire from the board at the annual meeting of stockholders next following their 70th birthday, subject to the board authorizing the retirement to be de-ferred when deemed appropriate.

 Directors are elected by a plurality of votes cast. Shares cannot be voted for a greater number of persons than the number of nominees named herein. Should any nominee be unavailable for election by reason of death or other un-expected occurrence, the enclosed proxy, to the extent permitted by applicable law, may be voted with discretionary authority in connection with the nomina-tion by the board and the election of any substitute nominee. In addition, the board may reduce the number of directors to be elected at the meeting.

 Proxies, unless indicated to the contrary, will be voted "FOR" the election of the five nominees named below as directors of First Union in the classes and for the terms indicated.

 Listed below are the names of the four nominees to serve as Class III direc-tors, the nominee to serve as a Class I director and the nine incumbent direc-tors who will be continuing in office following the meeting, together with: their ages; their principal occupations during the past five years; any other directorships they serve with publicly-held companies; the year during which they were first elected a director; and the number of shares of First Union common stock they beneficially owned as of February 20, 2001 (including common stock equivalents owned as of that date (see footnote (1) following the list)). In addition, see footnote (1) following the list for information about the ben-eficial ownership of First Union common stock by each of our retiring directors and by our executive officers listed under "Executive Compensation".

                 Name, Age, Principal Occupation             Director   Shares
                 and Certain Other Directorships              Since   Owned (1)
                 -------------------------------             -------- ---------

NOMINEES FOR ELECTION TO CLASS III -- TERMS EXPIRING IN 2004

[photo]G. ALEX BERNHARDT, SR. (57). Chairman and Chief        1992       18,963
       Executive Officer, Bernhardt Furniture Company,
       Lenoir, North Carolina, a residential and
       executive office furnishings manufacturer, since
       August 1996. Formerly, President and Chief
       Executive Officer, Bernhardt Furniture Company.
       Director, Duke Energy Corporation.

[photo]JOSEPH NEUBAUER (59). Chairman and Chief Executive     1996       23,025
       Officer, ARAMARK Corporation, Philadelphia,
       Pennsylvania, a service management company.
       Director, Verizon Communications, Inc., CIGNA
       Corporation and Federated Department Stores, Inc.

[photo]RUTH G. SHAW (53). Executive Vice President and        1990       16,296
       Chief Administrative Officer, Duke Energy
       Corporation, Charlotte, North Carolina, an energy
       company, since June 1997. Formerly, Senior Vice
       President, Corporate Resources, and Chief
       Administrative Officer, Duke Energy Corporation.


[photo]LANTY L. SMITH (58). Chairman, Soles Brower Smith      1987       64,148
       & Co., Greensboro, North Carolina, an investment
       and merchant banking firm, since December 1998.
       Also, Chairman, Precision Fabrics Group, Inc.,
       Greensboro, North Carolina, a manufacturer of
       engineered, specification textile products, since
       November 1997. Prior to November 1997, Chairman
       and Chief Executive Officer, Precision Fabrics
       Group, Inc.

                  Name, Age, Principal Occupation            Director   Shares
                  and Certain Other Directorships             Since   Owned (1)
                  -------------------------------            -------- ---------

NOMINEE FOR ELECTION TO CLASS I -- TERM EXPIRING IN 2002

[photo]  RODDEY DOWD, SR. (68). Chairman of the Executive     1988       63,740
         Committee, Charlotte Pipe and Foundry Company,
         Charlotte, North Carolina, a manufacturer of pipe
         and fittings, since September 1998. Formerly,
         Chairman, Charlotte Pipe and Foundry Company.
         Director, Ruddick Corporation.

INCUMBENT CLASS I DIRECTORS -- TERMS EXPIRING IN 2002

[photo]  ERSKINE B. BOWLES (55). General Partner, Forstmann   1999       16,779
         Little & Co., New York, New York, and Managing
         Director, Carousel Capital Company, LLC,
         Charlotte, North Carolina, merchant banking-
         private equity companies, since January 1999.
         Formerly, Chief of Staff, The White House,
         November 1996 to November 1998, and Managing
         Director, Carousel Capital Company, LLC, prior to
         November 1996. Director, McLeodUSA Incorporated
         and VF Corporation. (2)

[photo]  ROBERT J. BROWN (66). Chairman and Chief Executive   1993        9,034
         Officer, B&C Associates, Inc., High Point, North
         Carolina, a public relations and marketing
         research firm. Director, AutoNation, Inc., Duke
         Energy Corporation and Sonoco Products Company.

[photo]  HERBERT LOTMAN (67). Chairman and Chief Executive    1998      161,948
         Officer, Keystone Foods Holding Company, Inc.,
         Bala Cynwyd, Pennsylvania, a global food processor
         and logistics company.

[photo]  PATRICIA A. McFATE (68). Senior Scientist,           1998        9,139
         Strategies Group, Science Applications
         International Corporation, Santa Fe, New Mexico, a
         systems engineering company.


                 Name, Age, Principal Occupation             Director   Shares
                 and Certain Other Directorships              Since   Owned (1)
                 -------------------------------             -------- ---------

INCUMBENT CLASS II DIRECTORS -- TERMS EXPIRING IN 2003

[photo]A. DANO DAVIS (55). Chairman, Winn-Dixie Stores,       1997    2,855,201
       Inc., Jacksonville, Florida, a food retailer,
       since November 1999. Prior to November 1999, also
       Principal Executive Officer. Director, Winn-Dixie
       Stores, Inc.

[photo]WILLIAM H. GOODWIN, JR. (60). Chairman, CCA            1993    1,074,142
       Industries, Inc., Richmond, Virginia, a
       diversified holding company.

[photo]RADFORD D. LOVETT (67). Chairman, Commodores Point     1985      414,234
       Terminal Corporation, Jacksonville, Florida, an
       operator of a marine terminal and a real estate
       management company. Director, Florida Rock
       Industries, Inc., Patriot Transportation Holding,
       Inc. and Winn-Dixie Stores, Inc.

[photo]MACKEY J. MCDONALD (54). Chairman (since October       1997       12,650
       1998), President and Chief Executive Officer, VF
       Corporation, Greensboro, North Carolina, an
       apparel manufacturer. Director, Hershey Foods
       Corporation and VF Corporation.

[photo]G. KENNEDY THOMPSON (50). Chairman (since March        1999      632,393
       2001), President (since December 1999) and Chief
       Executive Officer (since April 2000), First Union
       Corporation. Formerly, Vice Chairman, First Union
       Corporation, October 1998 to December 1999,
       Executive Vice President, November 1996 to October
       1998, and President, First Union-Florida, prior to
       November 1996. Director, Florida Rock Industries,
       Inc. (2)


(1) The foregoing directors and nominees have sole voting and investment power over the shares of common stock beneficially owned by them on February 20, 2001, except for the following shares over which the directors indicated share voting and/or investment power: Bernhardt --1,177 shares; Brown -- 200 shares; Davis -- 2,471,514 shares; Goodwin -- 1,050,500 shares; Lotman -- 45,360 shares; Shaw -- 1,700 shares; and Thompson -- 22,616 shares. As of February 20, 2001, each of the following retiring directors, who were serving as directors on that date, beneficially owned the following shares of common stock: Edward E. Barr -- 200,824 shares; W. Waldo Bradley -- 124,293 shares (including 4,322 shares in which he shares voting and/or investment power); Edward E. Crutchfield -- 1,250,254 shares (including 15,778 shares in which he shares voting and/or investment power); Norwood
    H. Davis, Jr. -- 110,001 shares; B.F. Dolan -- 197,796 shares; Frank M. Henry -- 622,208 shares (including 14,568 shares in which he shares voting and/or investment power); Ernest E. Jones -- 5,272 shares; and James M. Seabrook -- 10,140 shares (including 916 shares in which he shares voting and/or investment power).

   In addition, each of the following executive officers listed under "Execu-tive Compensation" (other than Thompson and Crutchfield whose share owner-ship is indicated above) beneficially owned, as of February 20, 2001, the following shares of common stock: Benjamin P. Jenkins, III-- 389,158 shares (including 18,200 shares in which he shares voting and/or investment pow-er); Donald A. McMullen, Jr. -- 413,799 shares; David M. Carroll -- 305,835 shares; and Austin A. Adams -- 423,257 shares.

   The foregoing continuing directors, nominees, retiring directors, named ex-ecutive officers and other executive officers of First Union beneficially owned a total of 10,834,588 shares, or approximately 1.1% of the outstand-ing shares of common stock as of February 20, 2001. Such persons share vot-ing and/or investment power with others with respect to 3,720,279 of such shares. As of February 20, 2001, no continuing director, nominee, retiring director, or executive officer beneficially owned more than 1% of the out-standing shares of common stock.

   Included in the shares set forth above are the following shares held under certain of our employee benefit plans, including options exercisable on February 20, 2001, or within 60 days thereafter, by each of the following named executive officers and by all of the directors and all of our execu-tive officers as a group: Thompson -- 383,554 shares; Crutchfield -- 1,000,045 shares; Jenkins --281,462 shares; McMullen -- 331,806 shares; Carroll -- 253,642 shares; Adams -- 338,712 shares; and members of the group (including the foregoing) -- 3,545,909 shares. Non-employee directors are not eligible to participate in any of our stock option or other em-ployee benefit plans. Such directors are eligible, however, to participate in our Deferred Compensation Plan for Non-Employee Directors. Included in the shares set forth above are the following number of units of common stock equivalents credited, as of February 20, 2001, to the following non-employee directors under that plan: Barr -- 8,967 units; Bernhardt -- 13,984 units; Bowles-- 4,279 units; Bradley -- 34,739 units; Brown -- 7,595 units; A. Dano Davis -- 3,487 units; Norwood H. Davis, Jr.-- 5,610 units; Dolan -- 82,148 units; Dowd -- 42,104 units; Goodwin -- 17,642 units; Jones -- 2,392 units; Lotman -- 603 units; Lovett -- 51,142 units; McDonald -- 8,650 units; McFate -- 513 units; Neubauer -- 11,361 units; Shaw -- 13,596 units; Smith -- 44,148 units; and all directors as a group -- 352,960 units. These units will be paid in cash, based on the fair market value of the common stock at the time of payment, which would generally occur fol-lowing retirement as a director. There are no voting rights with respect to these units. See "Compensation of Directors".

   The following continuing directors and nominees disclaim beneficial owner-ship of certain shares of common stock held by certain of their related in-terests, as a result of which these shares are not included in the number of shares indicated above: Lotman -- 113,400 shares.

(2) See (i) "Employment Contracts" under "Executive Compensation", and (ii) "Other Matters Relating to Executive Officers and Directors".

Committees of the Board and Attendance

 Attendance. The board held eight meetings in 2000. In 2000, all of the direc-tors attended at least 75% of the meetings of the board and the relevant com-mittees, except for Messrs. A. Dano Davis and Seabrook (a retiring director), who were not able to do so due to illness, business or other conflicts.

 Executive Committee. The Executive Committee held nine meetings in 2000. The Committee is authorized, between meetings of the board, to perform all duties and exercise all authority of the board, except for those duties and authori-ties delegated to other committees of the board or which are exclusively re-served to the board by our bylaws or by statute. In addition, the Chair of the Executive Committee, a non-employee director, also serves as the lead indepen-dent director of the board. The responsibilities of the lead independent di-rector include, among other things, assisting the Chairman of the board with certain board-related matters, and acting, as necessary, as the principal li-aison between the independent directors and the Chairman of the board. The following directors are the current members of the Committee: Dolan (Chairman) (a retiring director), Smith (Vice Chairman), Goodwin, Lovett, McDonald, Neu-bauer and Thompson. Mr. Crutchfield, who retired as Chairman and as a director on March 1, 2001, was also on this committee prior to his retirement.

 Credit/Market Risk Committee. The Credit/Market Risk Committee held six meet-ings in 2000. The Committee is authorized, among other things, to review our deposit base, allowance for loan losses, and funds management, market risk and lending policies, and to monitor our liquidity, investment portfolio, trading activities, non-performing assets and owned real estate. The following direc-tors are the current members of the Committee: McDonald (Chairman), Goodwin (Vice Chairman), Bernhardt, Dowd, Henry (a retiring director) and Neubauer.

 Financial Services Committee. The Financial Services Committee held five meetings in 2000. The Committee is authorized, among other things, to review our commercial, consumer and mortgage banking, capital management and capital markets activities. The following directors are the current members of the
Committee: Shaw (Chairman), Bowles (Vice Chairman), Barr (a retiring direc-tor), Lovett and Seabrook.

 Human Resources Committee. The Human Resources Committee (the "HR Committee") held six meetings in 2000. The HR Committee is authorized, among other things, to review and make recommendations to the board regarding employee compensa-tion, to administer various employee benefit plans, to act as the executive compensation committee and to monitor conditions of employment and our person-nel policies. The following directors are the current members of the HR Com-mittee: Lotman (Chairman), Brown (Vice Chairman), Dolan and McFate.

 Nominating Committee. The Nominating Committee held two meetings in 2000. The Committee is authorized, among other things, to recommend the number of direc-tors to be elected to the board, to recommend any changes in board membership, to recommend director prospects and to study the compensation for directors and recommend changes when appropriate. The following directors are the cur-rent members of the Committee: Bernhardt (Chairman), Goodwin (Vice Chairman), Bowles, Dolan, Lotman, Lovett, McDonald and Smith. Our bylaws include provi-sions setting forth specific conditions under which persons may be nominated as directors at an annual meeting of stockholders. A copy of such provisions is available upon request to: First Union Corporation, One First Union Center, Charlotte, North Carolina 28288-0013, Attention: Corporate Secretary.

 Audit Committee. The Audit Committee held five meetings in 2000. This Commit-tee operates pursuant to a written charter adopted by the board. A copy of the charter is attached to this proxy statement as Appendix A. As set forth in the charter, the Committee's principal responsibilities are to assist the board in overseeing, and receiving objective information regarding, our policies, pro-cedures and activities with respect to auditing, accounting, internal account-ing controls, financial reporting, regulatory matters, and auditor indepen-dence. The following directors are the current members of the Committee: Smith (Chairman), Norwood Davis (Vice Chairman) (a retiring director), Bradley (a retiring director), A. Dano Davis and Jones (a retiring director). The board, in its business judgment, has determined that all of the members of the Com-mittee are "independent", in accordance with the applicable sections of the NYSE's listing standards.

 Audit Committee Report

 As noted above, the role of the Audit Committee is to assist the board in its oversight of First Union's financial reporting process. As set forth in the Committee's charter, management is responsible for the preparation, presenta-tion and integrity of First Union's financial statements. The independent au-ditors are responsible for auditing the financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

 In the performance of its oversight function and in accordance with its re-sponsibilities under its charter, the Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with the independent auditors the matters re-quired to be discussed by Statement on Auditing Standards No. 61, as currently in effect. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, has considered whether the provision of information technology con-sulting services relating to financial information systems design and imple-mentation and other non-audit services by the independent auditors to First Union is compatible with maintaining the auditor's independence, and has dis-cussed with the auditors the auditors' independence.

 Based upon the review and discussions described in this report, the Committee recommended to the board that the audited financial statements be included in First Union's Annual Report on Form 10-K for the year ended December 31, 2000, to be filed with the SEC.

Lanty L. Smith, Chairman
Norwood H. Davis, Jr., Vice Chairman
W. Waldo Bradley
A. Dano Davis
Ernest E. Jones

Executive Compensation

 The following information relates to compensation paid or payable to (i) the current Chief Executive Officer ("CEO") who has served as such since April 2000, (ii) the former CEO, who, during the calendar year 2000, served as such from January 2000 to April 2000, and (iii) the four other most highly compen-sated executive officers who were serving as such at December 31, 2000 (the current CEO, the former CEO and those four other executive officers, the "Named Officers"). See "Employment Contracts".

 Summary Compensation Table
 The following table sets forth for the Named Officers: (i) their name and principal position on December 31, 2000 (column (a)); (ii) years covered (col-umn (b)); (iii) annual compensation (columns (c), (d) and (e)), including (A) base salary (column (c)), (B) bonus (column (d)), and (C) other annual compen-sation not properly categorized as salary or bonus (column (e)); (iv) long-term compensation (columns (f), (g) and (h)), including (A) the dollar value of any award of restricted stock (calculated by multiplying the closing sale price of the common stock on the date of grant by the number of shares awarded) (column
(f)), (B) the sum of the number of stock options granted (column (g)) and (C) the dollar value of all payments pursuant to long-term incentive plans ("LTIPs") (column (h)); and (v) all other compensation for the covered year that we believe could not be properly reported in any other column of the table (column (i)).

                           SUMMARY COMPENSATION TABLE

                                                                         Long-Term Compensation
                                                                   -----------------------------------
                                     Annual Compensation                    Awards            Payouts
                               ----------------------------------- ------------------------- ---------
                                                                                 Securities
                                                      Other Annual  Restricted   Underlying    LTIP     All Other
                                Salary     Bonus      Compensation Stock Awards Options/SARs  Payouts  Compensation
Name and Position         Year  ($) (1)   ($) (1)       ($) (2)      ($) (3)      (#) (4)     ($) (1)    ($) (5)
-----------------         ---- --------- ---------    ------------ ------------ ------------ --------- ------------
         (a)               (b)    (c)       (d)            (e)          (f)          (g)        (h)         (i)
G. Kennedy Thompson       2000   940,000        --       30,834       697,531     477,900           --  4,255,158(4)
 President and CEO        1999   500,000        --       16,183       824,063      35,800           --    106,020
                          1998   400,000 1,908,563(6)   143,285       689,960      34,138           --    101,611

Benjamin P. Jenkins, III  2000   525,000   600,000      523,632       473,438     334,500           --    298,095
 Vice Chairman            1999   445,000        --      426,876       809,986      67,900      300,000    210,972
                          1998   405,000   880,000        5,600       561,820      22,982      300,000    196,031

Donald A. McMullen, Jr.   2000   500,000 2,063,000       23,531       552,344     272,500           --    106,628
 Vice Chairman            1999   490,000        --       18,495       979,975      42,962      441,403     76,069
                          1998   445,000   880,000       33,964       809,986      39,206      320,217     29,197

David M. Carroll          2000   475,000   500,000       19,707       426,094     325,050           --    111,023
 Executive Vice           1999   400,000        --      191,453       809,986      63,850      325,000     77,081
 President                1998   370,000   500,000      120,463       609,976      22,982      250,000     68,543

Austin A. Adams           2000   460,000   350,000       20,125       441,875     191,000           --    196,164
 Executive Vice           1999   460,000        --       17,227       840,544      36,500      347,171    170,736
 President (7)            1998   405,000   600,000       11,886       689,960      34,138      320,217    127,178

Edward E. Crutchfield
 (8)                      2000   786,667        --      146,663            --          --           --    345,653
 Chairman and             1999 1,180,000        --      115,631     2,359,950     257,843    1,130,784    310,944
 former CEO               1998 1,025,000 2,280,000      107,186     2,049,939     400,844    1,015,812    320,378

--------
(1) Amounts include dollars deferred by the Named Officers under our Deferred Compensation Plans. At the election of the participants in such plans, ac-count balances are paid in a lump sum or in ten annual installments upon termination of employment due to death, disability or retirement, except in the event of a "change in control" of First Union where the successor or acquiring corporation does not elect to continue such Plans, in which case such balances are to be paid in a lump sum. A nonqualified retirement trust has been established to fund certain nonqualified benefit plans, including our Deferred Compensation Plans. Prior to a "change in control" of First Union, benefits are paid from the trust only upon our direction. Upon the occurrence of a "change in control", we are required to contribute an amount to the trust sufficient to pay the benefits required to be paid un-der such plans as of the date on which the "change in control" occurs.

(2) Represents reimbursement for (i) payment of taxes, and (ii) personal bene-fits, if the personal benefits exceed the lesser of $50,000 or 10% of the total of the amounts in columns (c) and (d). Personal benefits for a Named Officer which exceeded 25% of the Named Officer's total personal benefits in 2000 were as follows:

                            Thompson Jenkins McMullen Carroll Adams  Crutchfield
                            -------- ------- -------- ------- ------ -----------
   Membership fees and
    dues...................      --       --      --      --      --   48,407
   Amounts reimbursed for
    relocation.............      --  248,397      --      --      --       --
   Amounts reimbursed for
    payment of taxes.......  30,834  249,512  23,531  19,707  20,125   79,319

(3) The aggregate number of shares of restricted stock held as of December 31, 2000, and the value thereof as of such date, were as follows: Thompson:
    49,323 shares ($1,371,796); Jenkins: 46,085 ($1,281,739); McMullen: 47,991
    shares ($1,334,750); Carroll: 35,389 shares ($984,257); and Adams: 41,303 shares ($1,148,740). All of Mr. Crutchfield's restricted shares became vested upon his retirement as an employee in September 2000. Restricted stock awards granted in 2000 vest at a rate of 20% per year over five years or upon termination due to death, disability, retirement (as defined in the stock plan), or a "change in control" of First Union. See also footnote (6) below. Dividends on shares of restricted stock are paid at the same time dividends on the other outstanding shares of common stock are paid.

(4) As more fully discussed in "Option/SAR Grants Table" and "HR Committee Re-port on Executive Compensation", each of the Named Officers (except for Mr. Crutchfield) in October 2000 received a special one-time (and also in Janu-ary 2001 for Mr. Thompson) stock option grant (and also a cash payment to Mr. Thompson) in lieu of future participation in First Union's Supplemental Retirement Plan (the "SERP"), which was terminated as of December 31, 2000. The amount of option grant to an individual was based upon the projected value of the SERP over the next five years. Due to limitations in the num-ber of shares available for issuance to an individual under our 1998 Stock Incentive Plan, we were unable to provide Mr. Thompson with a sufficient number of stock options equal to his projected SERP value. To more closely approximate his projected SERP value, we also granted Mr. Thompson 250,000 stock options in January 2001 and made a payment of $4,095,625 to Mr. Thompson in October 2000. These awards are intended to further align those executives' interests with our stockholders by making their future retire-ment benefits more contingent on stock price appreciation and less depen-dent on cash entitlements for service tenure.

(5) Amounts shown for 2000 consist of the following:

                             Thompson  Jenkins McMullen Carroll Adams  Crutchfield
                             --------- ------- -------- ------- ------ -----------
   Savings Plan matching
    contributions..........  $  56,700  31,800  30,300  28,800  27,900    47,500
   Value of life insurance
    premiums*..............     21,971  49,564  45,055  10,225  30,742   235,492
   Value of disability
    insurance..............      1,136   3,166      --     865   2,275        --
   Value of gift of
    automobile.............     10,831  38,978  28,897  30,869  43,633    43,850
   Above market interest on
    deferred
    compensation...........     68,895 174,587   2,376  40,264  91,613    18,810
   SERP payment (See also
    footnote (4))..........  4,095,625      --      --      --      --        --

  *The value of life insurance premiums includes the value of premiums ad-vanced by us under split-dollar life insurance agreements. We may terminate certain of such agreements and receive our interest in the related life in-surance policies under certain conditions, provided we may not terminate such agreements if certain of such conditions occur after a "change in con-trol" of First Union.

(6) Mr. Thompson participated in an annual incentive bonus plan for the Capital Markets Group in 1998 that required 25% of his annual incentive bonus be paid in shares of restricted stock (the "Bonus Shares"). We matched 50% of the Bonus Shares with additional shares of restricted stock. The shares of restricted stock awarded under the plan vest at the end of a three-year pe-riod. The bonus amounts set forth in the Summary Compensation Table repre-sent the total bonus, including the portions attributable to such matched shares of restricted stock. These shares of restricted stock are not in-cluded in footnote (3) above.

(7) Mr. Adams terminated employment with us on February 28, 2001.

(8) In addition to the payments indicated, pursuant to an Employment Agreement entered into in August 1985, Mr. Crutchfield was paid $1,573,333 upon his retirement as an employee in September 2000. In addition, pursuant to a Special Retirement Agreement, Mr. Crutchfield was paid $1,800,000 upon his retirement, will receive certain future retirement payments and benefits and was given an automobile valued at $43,850. See "--Employment Contracts" for more information regarding these payments and benefits.

 Option/SAR Grants Table

 The following table sets forth with respect to grants of stock options made during 2000 to each of the Named Officers: (i) the name of such officer (column
(a)); (ii) the number of options granted (column (b)); (iii) the percent the grant represents of the total options granted to all employees during 2000 (column (c)); (iv) the per share exercise price of the options granted (column
(d)); (v) the expiration date of the options (column e)); and (vi) the Black-Scholes value of the options at grant date (column (f)).

                           OPTION/SAR GRANTS IN 2000

                                        Individual Grants
               --------------------------------------------------------------------
                 Number of Securities        % of Total
               Underlying Options/SARs  Options/SARs Granted Exercise or              Black - Scholes
                       Granted              to Employees      Base Price Expiration Grant Date Value (3)
     Name                (#)                  in 2000           ($/Sh)      Date            ($)
     ----      ------------------------ -------------------- ----------- ---------- --------------------
     (a)                 (b)                    (c)              (d)        (e)             (f)
Thompson......             198,900(1)                          31.5625    01/03/10       1,217,262
                           279,000(2)                          27.5625    10/17/10       1,427,252
                           ------------
               Total:      477,900              3.83
Jenkins.......              94,500(1)                          31.5625    01/03/10         578,337
                           240,000(2)                          27.5625    10/17/10       1,227,744
                           ------------
               Total:      334,500              2.68
McMullen......             157,500(1)                          31.5625    01/03/10         963,895
                           115,000(2)                          27.5625    10/17/10         588,294
                           ------------
               Total:      272,500              2.18
Carroll.......              85,050(1)                          31.5625    01/03/10         520,503
                           240,000(2)                          27.5625    10/17/10       1,227,744
                           ------------
               Total:      325,050              2.60
Adams (4).....             126,000(1)                          31.5625    01/03/10         771,116
                            65,000(2)                          27.5625    10/17/10         332,514
                           ------------
               Total:      191,000              1.53
Crutchfield...                   0              0.00

--------
(1) These options are nonqualified stock options. The options are exercisable after one year from the date of grant, at an option exercise price equal to the market price of the common stock at the date of grant. See footnote (3) below.

(2) As more fully discussed under "HR Committee Report on Executive Compensa-tion", we terminated our SERP in December 2000. These options were granted under our 1998 Stock Incentive Plan to SERP participants in lieu of future participation in the SERP and are nonqualified stock options. The amount of the option grant to an individual was based upon the projected value of the SERP over the next five years. The option exercise price is equal to the market value of the common stock on the date of grant. The options are ex-ercisable 33 1/3% per year in 2001, 2002 and 2003. The special one-time stock option grants are intended to further align those executives' inter-ests with our stockholders by making their future retirement benefits more contingent on stock price appreciation and less dependent on cash entitle-ments for service tenure. See footnote (4) of "Summary Compensation Table", footnote (3) below and "Pension Plan Table".

(3) The values shown for the options referred to in footnote (1) reflect stan-dard application of the Black-Scholes pricing model using (i) 60-month vol-atility (26.90%) and daily stock prices for the five years prior to grant date, (ii) an option term of ten years, (iii) an interest rate that corre-sponds to the U.S. Treasury rate with a ten-year maturity (6.28%), and (iv) dividends at the annualized rate in place on the date of grant ($1.88). The values shown for the options referred to in footnote (2) reflect standard application of the Black-Scholes pricing model using (i) 60-month volatil-ity (36.01%) and daily stock prices for the five years prior to grant date,
    (ii) an option term of ten years, (iii) an interest rate that corresponds to the U.S. Treasury rate with a five-year maturity (5.74%), and (iv) divi-dends at the annualized rate in place on the date of grant ($1.92). The values do not take into account risk factors such as non-transferability and limits on exercisability. The Black-Scholes options pricing model is a commonly utilized model for valuing options. The model assumes that the possibilities of future stock returns (dividends plus share price apprecia-tion) resemble a normal "bell-shaped" curve. In assessing the values indi-cated in the above table, it should be kept in mind that no matter what theoretical value is placed on a stock option on the date of grant, the ul-timate value of the option is dependent on the market value of the common stock at a future date, which will depend to a large degree on the efforts of the Named Officers to bring future success to First Union for the bene-fit of all stockholders.

(4) In connection with his termination of employment in February 2001, Mr. Adams forfeited 57,282 of the stock options referred to in footnote (2) above.

 Aggregated Option/SAR Exercises and Year-End Option/SAR Value Table

 The following table sets forth with respect to each exercise of stock options (or tandem stock appreciation rights ("SARs")) and freestanding SARs during 2000 by each of the Named Officers and the year-end value of unexercised op-tions and SARs on an aggregated basis: (i) the name of such officer (column
(a)); (ii) the number of shares received upon exercise, or if no shares were received, the number of securities with respect to which the options or SARs were exercised (column (b)); (iii) the aggregate dollar value realized upon ex-ercise (column (c)); (iv) the total number of unexercised options and SARs held at December 31, 2000, separately identifying the exercisable and unexercisable options and SARs (column (d)); and (v) the aggregate dollar value of in-the-money, unexercised options and SARs held at December 31, 2000, separately iden-tifying the exercisable and unexercisable options and SARs (column (e)).

                  AGGREGATED OPTION/SAR EXERCISES IN 2000 AND
                      DECEMBER 31, 2000 OPTION/SAR VALUES

                                               Number of Securities
                                              Underlying Unexercised   Value of Unexercised
                                                   Options/SARs      In-the-Money Options/SARs
                                                at 12/31/00 (#)(1)        at 12/31/00 ($)
                                              ---------------------- -------------------------
                 Shares Acquired    Value          Exercisable/            Exercisable/
     Name        on Exercise (#) Realized ($)     Unexercisable            Unexercisable
     ----        --------------- ------------ ---------------------- -------------------------
      (a)              (b)           (c)               (d)                      (e)
Thompson                844          4,695      184,654 / 478,540        286,999 / 69,750
Jenkins               5,244        100,670      186,962 / 335,140        333,289 / 60,000
McMullen                844          4,484      174,306 / 273,140         84,378 / 28,750
Carroll                 844          4,167      168,592 / 325,690        229,787 / 60,000
Adams (2)                 0              0      204,354 / 191,640        311,288 / 16,250
Crutchfield (3)       3,631         26,097      990,289 / 0              766,304 / 0

--------
(1) Upon a "change in control" of First Union, all outstanding options will be-come exercisable.

(2) In connection with his termination of employment, Mr. Adams forfeited 57,282 of the unexercisable options in column (d).

(3) In accordance with the terms of the applicable stock option plans, all of Mr. Crutchfield's unexercisable options became exercisable upon his retire-ment in September 2000.

 Long-Term Incentive Plan Awards Table

 The following table sets forth, with respect to each award made to a Named Of-ficer in 2000 under any LTIP: (i) the name of such officer (column (a)); (ii) the number of shares, units or other rights awarded under any LTIP (column
(b)); (iii) the performance or other time period until payout or maturation of the award (column (c)); and (iv) for LTIPs not based on stock price, the dollar value of the estimated payout or range of estimated payouts under the award (threshold, target and maximum amount), whether such award is denominated in stock or cash (columns (d) through (f)). In the table, "MLTCIP" means our Man-agement Long-Term Cash Incentive Plan and "CPRP" means our 2000 Cash Perfor-mance and Retention Plan.

                  LONG-TERM INCENTIVE PLANS -- AWARDS IN 2000

                                                          Estimated Future Payments under
                                                          Non-Stock Price-Based Plans (1)
             Number of Shares,   Performance or Other   ------------------------------------------
              Units or Other    Period Until Maturation Threshold          Target       Maximum
   Name         Rights (#)             or Payout        ($ or #)        ($ or #) (4)  ($ or #) (5)
   ----      -----------------  ----------------------- ---------       ------------- ------------
    (a)             (b)                   (c)              (d)               (e)          (f)
Thompson       MLTCIP: 0                3 years                 0              0       1,000,000
               CPRP: 225,000(2)         3 years         1,000,000(3)           0              --
Jenkins        MLTCIP: 0                3 years                 0              0         525,000
               CPRP: 135,000(2)         3 years           525,000(3)           0              --
McMullen       MLTCIP: 0                3 years                 0              0         500,000
               CPRP: 100,000(2)         3 years           500,000(3)           0              --
Carroll        MLTCIP: 0                3 years                 0              0         475,000
               CPRP: 115,000(2)         3 years           475,000(3)           0              --
Adams          MLTCIP: 0                3 years                 0              0         460,000
               CPRP: 100,000(2)         3 years           460,000(3)(6)        0(6)           --(6)
Crutchfield         --                    --                   --             --              --

--------
(1) See the Summary Compensation Table. Under the MLTCIP, if we achieve not less than a 10% average return on equity ("ROE") (calculated as indicated below under "HR Committee Report on Executive Compensation") for the three-year period ending each December 31, based on our "adjusted net income" (as defined in such Plan), a contribution to a management incentive pool will be made, based on (i) our average ROE ranking for the applicable period compared to the average ROE of the 25 largest bank holding companies in the U.S. for such period (ranging from a ranking of one to 13), and (ii) a per-centage of base salaries of the participants in such Plan for the last year of the period (gradually decreasing from 50% of such salaries if our rank-ing is one, to 27% if our ranking is 13). Participants receive awards under such Plan, subject to the discretion of the HR Committee, at the end of each three-year period on the basis of individual performance as determined by the HR Committee. The maximum potential award is 100% of base salary. No payments were made in 2000 under the MLTCIP. See "HR Committee Report on Executive Compensation".

(2) Represents units granted pursuant to our CPRP. Each unit represents the right to receive amounts in cash based on increases in First Union common stock earnings per share over a three-year period ending December 31, 2003. In no event shall the participants in such plan receive less than their base salary as of December 31, 2000 (the "retention amount"). Payouts under the plan will occur in early 2004. Units are valued based on earnings per share growth in each fiscal year, with no value assigned for growth less than 10% per year; $4.50 per unit assigned for growth equal to 10% but less than 11%; $6.00 per unit assigned for growth equal to 11% but less than 12%; $8.00 per unit assigned for growth equal to 12% but less than 12.50%; and an additional $0.50 per unit for each 0.5% increase in excess of 12.50%. In the event of a "change in control" of First Union, units will accelerate and become payable in an amount equal to the greater of (a) the aggregate value of such unit plus $10 per unit or (b) the retention amount plus $10 per unit. See "HR Committee Report on Executive Compensation".

(3) Threshold amounts under the CPRP represent the retention amount. See foot-note (2) above.

(4) Targets are not determinable under either the MLTCIP or CPRP. Awards indi-cated represent awards granted in 2000 under the MLTCIP for the 1997-1999 three-year period. Future awards under the MLTCIP may be higher or lower than such awards.

(5) Represents 2000 annual salaries, the maximum awards that can be granted un-der the MLTCIP in 2001 for the 1998-2000 three-year period. Maximum awards under the CPRP are undeterminable. See footnote (2) above.

(6) As a result of his termination of employment in February 2001, Mr. Adams will not receive any future payments under the MLTCIP and will receive 2/36ths of his retention amount under the CPRP.

 Pension Plan Table

 The following table sets forth the estimated annual benefits payable upon re-tirement under our tax qualified pension plan in the specified compensation and years of service classifications indicated below.

 The compensation covered by our pension plan includes basic compensation. The portions of compensation which are considered covered compensation under our pension plan for the Named Officers are the salary amounts indicated in the Summary Compensation Table less deferred amounts. As of January 1, 2001, the credited full years of service under our pension plan were as follows: Thompson -- 25 years; Jenkins -- 26 years; McMullen -- 6 years; Carroll--19 years; and Adams -- 27 years. Mr. Crutchfield was not serving as an executive officer on that date. Upon his retirement in September 2000, Mr. Crutchfield received his vested benefit under our tax qualified pension plan and his vested benefit un-der our SERP. Pursuant to our SERP, Mr. Crutchfield was entitled to be paid $1,781,455 annually for the remainder of his life, which was paid to Mr. Crutchfield in a lump sum present value of such amount at his retirement in September 2000.

 Prior to the termination of our SERP as of December 31, 2000, officers covered under our SERP (which included the Named Officers) who attained age 60 with at least 10 years of service with us were eligible to receive a maximum SERP bene-fit equal to 2% of five-year final average pay for each year of service (up to 30 years), reduced by the amount of benefits received under our tax qualified pension plan, deferred compensation plan and Social Security. Actuarially re-duced early retirement SERP benefits were available beginning at age 50 with 10 years of service. The compensation used to calculate final average pay under the SERP included base salary and cash incentive payments (including short-term and long-term cash incentives). As discussed under "HR Committee Report on Ex-ecutive Compensation", we terminated our SERP as of December 31, 2000. Pursuant to the terms of the SERP, upon termination participants were entitled to re-ceive the lump sum present value of their accrued vested benefit as of December 31, 2000, as if those participants actually retired on that date. Pursuant to the SERP, the actuarial assumptions used to calculate the lump sum payments made to the Named Officers under the SERP were essentially the same assumptions that are used to calculate lump sum payments under our tax qualified pension plan. As a result, the following Named Officers were paid the following amounts: Thompson -- $8,708,310; Jenkins -- $8,134,084; McMullen-- $1,136,827;
Carroll -- $2,856,788; and Adams-- $7,739,443. See also "Option/SAR Grants Table" for a description of awards in lieu of future SERP participation.

                                             Estimated annual pension plan
                                        retirement benefit, assuming a married
                                          participant, a straight life annuity
                                         and the years of service indicated (1)
                                        ----------------------------------------
Average annual                                     20      25      30      35
 compensation                           15 years  years   years   years   years
--------------                          -------- ------- ------- ------- -------
$  400,000............................. $35,397  $47,196 $58,995 $70,794 $74,894
   600,000.............................  35,397   47,196  58,995  70,794  74,894
   800,000.............................  35,397   47,196  58,995  70,794  74,894
 1,000,000.............................  35,397   47,196  58,995  70,794  74,894
 1,200,000.............................  35,397   47,196  58,995  70,794  74,894

--------
(1) For the year ending December 31, 2001, the annual retirement benefit pay-able under our pension plan is limited by federal law to $135,000 and the maximum covered compensation is limited to $170,000.

 Compensation of Directors

 Directors receive a quarterly retainer of $11,250, plus $1,500 for each com-mittee meeting attended and $2,000 for each meeting of the board attended. In addition, the Chairman of each committee receives a quarterly fee of $2,500. First Union reimburses for travel and accommodation expenses. Directors who are employees of First Union (including Mr. Crutchfield following his retire-ment as an employee in September 2000) do not receive any directors' fees. Di-rectors' fees totaling $1,610,203 were either paid to the directors in 2000 or deferred under the terms of our Deferred Compensation Plan for Non-Employee Directors.

 Under the Deferred Compensation Plan for Non-Employee Directors, directors who are not employees of First Union may defer payment of all or any part of their directors' fees. Deferred amounts are payable after the end of the cal-endar year in which the director ceases to be a director, in annual install-ments over a ten-year period, unless otherwise determined by the HR Committee. In 2000, 17 directors deferred $1,141,717 of their 2000 directors' fees. De-ferred fees may either earn interest or be valued based on the market value of First Union common stock, at the option of the director.

 Directors who elect to have their deferred fees valued based on the market value of First Union common stock, are investing in common stock equivalents. This means that the value of their deferred account is based on the market value of First Union common stock and will rise and fall as if the account was actually invested in the stock. As of January 31, 2001, a total of 16 direc-tors had an aggregate of $9,595,230 in their common stock equivalent deferred accounts, which would equate to an aggregate of 344,997 shares of First Union common stock based on the market value of First Union stock on that date.

 All non-employee directors who serve five years or more are eligible to par-ticipate in our Retirement Plan for Non-Employee Directors. Under that plan, after the end of the calendar year in which the director retires, the director is entitled to receive an annual retirement benefit equal to 80% of the amount of the annual director retainer in effect at that time.

 The foregoing does not include payments being made to five former directors for serving as special advisory consultants to the board. Those former direc-tors retired as of the 1998 Annual Meeting of Stockholders, are to be paid a $60,000 annual retainer fee for the three-year period from April 1998 to April 2001, and are eligible during that period to participate in the same benefit programs in which the current directors are eligible to participate.

 Employment Contracts

 Crutchfield. In August 1985, we entered into a five-year Employment Agreement with Mr. Crutchfield, the former Chairman and CEO of First Union, subject to
(i) extension so that the unexpired portion would be not less than five years,
(ii) the right of either party to terminate the agreement at any time, and
(iii) the right of Crutchfield to terminate the agreement if the board changed the offices held by him or his power and authority or duties or responsibili-ties. The agreement provided for an annual salary of not less than $330,000 and an annual bonus based on his performance and other factors. If we terminated the agreement other than for "cause" or if he terminated the agreement as pro-vided in (iii) above, he would be paid an amount equal to the sum of (a) the result of multiplying (i) his then current annual salary by (ii) the number of years (including any fraction thereof) then remaining in the term of employ-ment, and (b) the result of multiplying (i) his annual average short-term Man-agement Incentive Plan bonus during the three calendar years preceding the ter-mination date by (ii) the number of years (including any fraction thereof) then remaining in the term of employment. If he terminated his employment other than as provided in (iii) above, he would be paid 66 2/3% of his then current annual salary for a period of two years, subject to forfeiture of such amount if he were to violate a two-year non-compete provision. The agreement also provided for a gross-up payment equal to the amount of excise taxes (plus the applicable federal and state income, FICA and excise taxes due on such gross-up payment) payable by him if his employment was terminated in conjunction with a "change in control" of First Union and such taxes became payable as a result of pay-ments to him under the agreement or otherwise, being deemed to be "excess para-chute payments" for federal tax purposes. Pursuant to that employment agree-ment, Mr. Crutchfield received a payment of $1,573,333, representing a lump-sum of two times 66 2/3% of his salary, upon his retirement as an employee in Sep-tember 2000.

 In addition, in connection with his retirement as an employee in September 2000, First Union and Mr. Crutchfield entered into a Special Retirement Agree-ment which provides for (A) a special retirement benefit of $1,800,000 per year for the remainder of Mr. Crutchfield's life (or for no less than 15 years pay-able to his beneficiary in the event Mr. Crutchfield shall die in less than 15 years), (B) use of First Union's corporate aircraft for up to 120 hours per year for 10 years, (C) office and secretarial support for the remainder of Mr. Crutchfield's life, and (D) gift of the automobile Mr. Crutchfield was using at the time of retirement. See "HR Committee Report on Executive Compensation".

 Thompson. In November 1999, we entered into a five-year Employment Agreement with G. Kennedy Thompson, the current Chairman, President and CEO of First Union. The five-year employment period is automatically extended on an annual basis unless either party determines otherwise prior to the annual extension date. The agreement provides that if we terminate his employment for reasons other than "cause", death, disability or retirement or he terminates his em-ployment for "good reason" then he will be entitled to (i) a pro rata annual bonus for the period prior to his termination date, based on the highest bonus paid to him during either the three-year period prior to his termination or the three-year period prior to the date of the agreement, (ii) an amount equal to five times his annual base salary and the highest bonus determined under (i) above, and (iii) medical and life insurance benefits for he and his family for five years after his termination date (or for life if the termination date oc-curs after a "change in control" of First Union). The agreement also provides for a gross-up payment equal to the amount of excise taxes (plus the applicable federal and state income, FICA and excise taxes due on such gross-up payment) payable by him if his employment is terminated in conjunction with a "change in control" of First Union and such taxes become payable as a result of payments to him under the agreement or otherwise, being deemed to be "excess parachute payments" for federal tax purposes.

 Other Employment Agreements. We have also entered into employment agreements with Messrs. Jenkins, McMullen, Carroll and Adams and certain other officers which are similar to the employment agreement with Mr. Thompson, except such agreements are for three-year terms and the amount payable pursuant to (ii) in the preceding paragraph is three times their annual base salary and highest bonus.

 Compensation Committee Interlocks and Insider Participation

 The current members of the HR Committee are Messrs. Brown, Dolan, Lotman and Dr. McFate, none of whom is, or has been, an officer or employee of First Union.

 Edward E. Crutchfield, who retired as a director on March 1, 2001, serves on the board of Bernhardt Furniture Company, and as one of the outside directors on its Compensation Advisory Committee during 2000. G. Alex Bernhardt, Sr., a director of First Union, serves as Chairman and Chief Executive Officer of Bernhardt Furniture Company. See also "Others Matters Relating to Executive Officers and Directors -- General".

 HR Committee Report on Executive Compensation

 The HR Committee, which consists solely of non-employee directors, adminis-ters our executive compensation program and determines the compensation of se-nior management.

 Compensation Philosophy

 The HR Committee has established guiding principles for our compensation pro-grams. The programs are intended to:

 . Attract and retain key talent critical to our long-term success

 . Motivate executives to achieve strategic business objectives and to reward executives for their achievement

 . Provide compensation opportunities that are competitive with those pro-vided by appropriate peer financial organizations

 . Emphasize performance-based pay over fixed salary and

 . Use long-term pay based on the performance of First Union common stock to further align the interests of senior management with our stockholders.

 The executive compensation program is reviewed periodically to ensure it meets our strategic needs. During 2000, a special review was conducted with a nationally recognized executive compensation consultant to accomplish the fol-lowing objectives:

 . Determine the strategy for executive compensation under our new operating model

 . Assess the overall competitiveness of the compensation package, including the mix of base salary, short term and long term cash incentives and com-mon stock incentives and

 . Ensure the overall program supports our strategy and is strongly aligned with stockholder interests.

Results of this review will be reflected in a number of changes for 2001.

 Peer groups differ for each of the businesses headed by executive and senior officers and generally consist of those comparable financial institutions that compete in the same markets, providing similar financial services and products. The peer groups will change over time and will consist of other major U. S. bank holding companies and other competitors. The HR Committee believes that the most direct competitors for executive talent are not necessarily all of the companies that would be included in a published industry index for comparing total stockholder value; therefore, peer groups will not directly correspond to the broad list of institutions that make up the indices shown on page 21.

 Compensation Program

 Compensation paid to the executive officers for 2000 consisted primarily of salary, performance-based incentives and awards of stock options and restricted stock under the Management Incentive Plan and the 1998 Stock Incentive Plan. The payment of incentives and awards of stock options and restricted stock are directly related to corporate and individual performance, as well as business unit performance, where relevant.

 In 2000, at management's recommendation, the HR Committee discontinued the SERP. As a result of this termination, participants in the SERP were paid their vested benefit in a cash lump sum actuarial equivalent as of December 31, 2000, as if those participants actually retired on that date. These payments are dis-cussed under "Pension Plan Table" above. As a result of the SERP termination, the HR Committee determined that First Union would save approximately $16 mil-lion per year over the next five year period. Both First Union and the HR Com-mittee believe that the SERP benefit is not consistent with the desire to align the majority of compensation with stockholder interests. Executives formerly covered by the SERP received a one-time (and also in January 2001 for Mr. Thompson) grant of stock options (and also a cash payment for Mr. Thompson) in partial recognition of foregone benefits under the SERP. The special one-time stock option grants are intended to make those executives' future retirement benefits more contingent on stock price appreciation and less dependent on cash entitlements for service tenure. See "Option/SAR Grants Table".

 Annual Compensation

 Annual cash compensation consists of base salary and annual incentive awards.

 For each executive, the HR Committee reviews salaries paid to similarly situ-ated executives in a peer group of other U. S. bank holding companies and other relevant competitors. A particular executive's actual salary will be set based on this competitive review as well as the executive's performance and level of experience. Such reviews are conducted annually, although changes to base sala-ries may or may not be made as a result. For 2001, no salary increases will be made to executives earning $150,000 or more, except in the case of promotion.

 The short-term Management Incentive Plan covering executive officers is funded based on First Union's return on equity ("ROE"). For 2000, the threshold ROE was 15%. Individual awards may range from 0% to 200% of base salary. Determina-tion of individual awards is based primarily on ROE, but includes a subjective assessment of individual performance, where permitted. Measures of individual performance include meeting business unit objectives, customer service goals, promoting corporate values and providing leadership to employees. First Union's ROE for 2000 was 17.23%, resulting in payments which ranged from 5% to 114% of base salaries. The Management Incentive Plan will be discontinued beginning in 2001 and will be replaced with the Senior Management Incentive Plan. See "Pro-posal 2" beginning on page 23.

 Long-Term Cash Compensation

 The Management Long-Term Cash Incentive Plan provides an opportunity for cash awards based on ROE rank against a peer group consisting of the top 25 bank holding companies, based on asset size, over a three-year period. Actual ROE performance and individual performance are considered in determining actual payouts from this plan. No payments were made under this plan in 2000 for the period 1997-1999, even though the three-year average ROE rank of 5th resulted in the plan funding at a level sufficient to pay 46% of base salaries in the aggregate. The decision to make no payments under the Management Long-Term Cash Incentive Plan was made by the CEO, in the exercise of his discretion. The Man-agement Long-Term Cash Incentive Plan will be terminated after making final payments, if any, in 2001 for the performance period 1998-2000. The Operating Committee (First Union's senior officer management team) will not receive any payouts in 2001 under the Management Long-Term Cash Incentive Plan.

 In 2000, the HR Committee approved a Cash Performance and Retention Plan under which certain key executives, including the Named Officers (with the exception of Mr. Crutchfield), were granted performance units. The unit valuations have an annual performance component and a long-term retention component. The annual performance component is that the unit values are determined by annual in-creases in earnings per share over a three-year period, beginning January 1, 2001. The long-term retention component is that in no event will the perfor-mance units have a value less than the applicable executive's base salary as of December 31, 2000. The number of performance units granted to each executive was based on management's assessment of his or her ability to positively impact our future success. Payment of awards will be in cash and will not take place until February 2004. Payments to "covered officers", as defined in Section 162(m) of the Internal Revenue Code, will not qualify as performance-based com-pensation under that code section. To the extent any award paid under this plan, combined with other compensation not qualifying as performance-based com-pensation, exceeds $1 million, it will not qualify for tax deductibility under
Section 162(m). In making this determination, the HR Committee considered the materiality of any possible lost deductions.

 Long-Term Equity-Based Compensation

 The stock compensation plans are made up of two elements, stock options and restricted stock awards. Award sizes are determined by past performance, and are considered an incentive for future performance. Additionally, the awards made in 2000 took into account the total value of compensation paid to execu-tives.

 Stock Ownership Guidelines

 First Union has established stock ownership guidelines for senior executives. These guidelines specify that the CEO should own First Union common stock with a value equal to at least five times his annual salary. Vice Chairmen have an ownership requirement of at least four times their respective annual salaries, and other members of the Operating Committee have a requirement of at least three times their respective annual salaries. Newly hired executives and execu-tives whose stock ownership did not meet the guidelines at the time estab-lished, have a reasonable period of time to achieve the level of ownership set forth in the guidelines. All Named Officers meet the level of stock ownership required by the guidelines.

 Deductibility of Executive Compensation

 The HR Committee's review of executive compensation relative to the $1,000,000 limit on tax deductible compensation under Section 162(m) of the Internal Revenue Code was made in the context of insuring the ability to bal-ance sound compensation decisions with appropriate fiscal responsibility. The HR Committee's intention has been to modify our executive compensation plans to minimize the possibility of lost deductions. However, it is also the HR Committee's intent to balance the effectiveness of such plans against the ma-teriality of any possible lost deductions.

 2000 Compensation for the CEO

 G. Kennedy Thompson is eligible to participate in the same executive compen-sation plans available to the other executive officers as described above. In 2000, Mr. Thompson voluntarily advised the board that he would not accept, if granted, a short-term Management Incentive Plan payment for the 2000 perfor-mance period (normally granted in December 2000). The stock option grant and restricted stock awards made to him in 2000 were based on the various consid-erations set forth in this report. These awards were determined by the HR Com-mittee such that Mr. Thompson's total compensation would approximate First Union's expected relative rankings of asset size and ROE performance within the peer group.

 In 2000, Mr. Thompson also voluntarily advised the board that he would not accept, if granted, a salary increase for 2001. Mr. Thompson's salary was last adjusted in April 2000 to reflect his election as CEO. In addition, Mr. Thomp-son voluntarily advised the board that he would not accept, if granted, a Man-agement Long-Term Cash Incentive Plan payout in 2001.

 Retirement of Edward E. Crutchfield

 In August 2000, the HR Committee reviewed and recommended for the board's ap-proval, terms of a special retirement agreement with Mr. Crutchfield covering various financial and non-financial provisions in connection with his retire-ment. A summary of this agreement is set forth under " -- Employment Agree-ments" above. Based upon a thorough review of competitive practices at peer companies and other pertinent information provided to the HR Committee, and based upon Mr. Crutchfield's substantial contributions to First Union over a long and distinguished career, which spanned more than 35 years, and particu-larly his leadership as CEO for 16 years, the HR Committee was satisfied as to the appropriateness of the terms of the agreement.

Herbert Lotman, Chairman
Robert J. Brown, Vice Chairman
B. F. Dolan
Patricia A. McFate

 Performance Graph

 The following graph compares (i) the yearly change in the cumulative total stockholder return on First Union common stock with (ii) the cumulative return of the Standard & Poor's 500 Stock Index ("S&P 500") and the Keefe, Bruyette & Woods, Inc. 50 Index ("KBW 50"). The graph assumes that the value of an invest-ment in the common stock and in each index was $100 on December 31, 1995, and that all dividends were reinvested.

 The S&P 500 and the KBW 50 are market-capitalization-weighted indices, meaning that companies with a higher market value count for more in both indices. The KBW 50 is comprised of 50 bank holding companies, including all money-center and major regional bank holding companies.

(Graph appears here)

                                                     December 31,
                                      ------------------------------------------
                                       1995    1996   1997   1998   1999   2000
                                      ------- ------ ------ ------ ------ ------
First Union.......................... $100.00 137.57 195.57 238.62 135.32 121.80
S&P 500..............................  100.00 122.96 163.98 210.85 255.21 231.98
KBW 50...............................  100.00 141.46 206.80 223.91 216.14 259.50

 The information set forth above under the subheadings "HR Committee Report on Executive Compensation", "Performance Graph" and "-- Audit Committee" (to the extent permitted under the 1934 Act) (i) shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A or the li-abilities of Section 18 of the 1934 Act, and (ii) notwithstanding anything to the contrary that may be contained in any filing by First Union under the 1934 Act or the 1933 Act, shall not be deemed to be incorporated by reference in any such filing.

Other Matters Relating to Executive Officers and Directors

 General

 The directors (including organizations they are affiliated with and their im-mediate family members) and executive officers are customers of our bank. In management's opinion, the lending relationships with these directors and offi-cers were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as com-parable transactions with other customers and do not involve more than normal collectibility risk or present other unfavorable features. During 2000, the aggregate monthly outstanding loan balances made by our bank to these direc-tors and officers, including to certain related interests, ranged from a high of approximately $4.5 billion to a low of approximately $3.3 billion. In addi-tion to these lending relationships, some directors and their affiliated orga-nizations provide services or otherwise do business with First Union and its affiliated entities, and we in turn provide services or otherwise do business with the directors and their organizations, in each case in the ordinary course of business. Certain of these relationships are discussed below.

 Certain Relationships

 Erskine B. Bowles is a general partner of Forstmann Little & Co. and a Manag-ing Director and member of Carousel Capital Company, LLC. Carousel Capital Company is the general partner of Carousel Capital Partners, LP and Carousel Capital Partners II, LP. First Union has a 15% limited partnership interest in Carousel Capital Partners, which is represented by a $25 million commitment. As of December 31, 2000, we had invested $21.7 million in Carousel Capital Partners, leaving a remaining commitment of $3.3 million. First Union cur-rently has a 17.7% limited partnership interest in Carousel Capital Partners II, which is represented by a $25 million commitment, none of which was in-vested as of December 31, 2000. As part of our investments in Carousel Capital Partners and Carousel Capital Partners II, we pay Carousel Capital Company a semi-annual management fee, which totaled $462,065 in 2000. First Union is a lender to several of the companies that the Carousel entities and Forstmann Little have investments in and may engage in other transactions with those companies. In 1990, we entered into a sale/leaseback transaction with a real estate finance company that involved various First Union bank branches in North Carolina, Florida and Georgia. The lease agreement expires in 2010. Mr. Bowles is a passive investor (7.15% limited partnership interest) in Invest-ment Partners Leasing Corporation, which has an option to lease all or part of those branches, at a fixed rate, upon expiration of the lease. First Union en-tered into an agreement with Investment Partners whereby we have the option to sublease those branches from Investment Partners, at market rates, at the ex-piration of the lease, if they exercise their option.

 Frank M. Henry, a retiring director, is a partner in Frank M. Henry Associ-ates, from which we lease a branch office in Wilkes-Barre, Pennsylvania. The initial term expires on April 30, 2003, and has four five-year renewal op-tions. The rent paid in 2000 totaled $75,140.

 Section 16(a) Beneficial Ownership Reporting Compliance

 Section 16(a) of the 1934 Act requires the directors and executive officers covered by that Section to file reports with the SEC and the NYSE relating to their First Union common stock ownership and any changes in that ownership. To our knowledge, based solely on a review of the copies of those reports or other written representations, during or prior to the year ended December 31, 2000, all Section 16(a) filing requirements applicable to directors and execu-tive officers were complied with, except as set forth in prior proxy state-ments and except for late filings by: A. Dano Davis, a director, relating to sales by a trust and purchases by a partnership which resulted in a net decrease of 4,859 shares in Mr. Davis' proportionate beneficial interest; Reginald E. Davis, a Section 16(a) reporting officer, re-lating to the sale of 968 shares; William H. Goodwin, Jr., a director, relat-ing to the purchase of 100,000 shares by his children; and Benjamin P. Jen-kins, III, a Section 16(a) reporting officer, relating to the withholding of 920 shares for payment of taxes in connection with a 1999 restricted stock award vesting.

PROPOSAL 2. A FIRST UNION PROPOSAL TO APPROVE THE SENIOR MANAGEMENT INCENTIVE
             PLAN
 Proposal 2 relates to approval of a new benefit plan our board adopted in February 2001, the Senior Management Incentive Plan (the "Plan"). The follow-ing description of the Plan is a summary and does not purport to be fully de-scriptive. The summary is subject, in all respects, to the terms of the Plan, which is attached as Appendix B to this proxy statement. This proposal is be-ing presented to the stockholders as a result of the Omnibus Budget Reconcili-ation Act of 1993 and the regulations promulgated thereunder by the Internal Revenue Service ("OBRA"), in order to preserve the federal income tax deduc-tion with respect to certain executive compensation payable under the Plan.

 Under OBRA, the allowable federal income tax deduction by a publicly held corporation for compensation paid or accrued with respect to the CEO and the four other most highly compensated executive officers of that corporation serving as such at the end of the corporation's fiscal year is limited to no more than $1,000,000 per year. Certain types of compensation, including per-formance-based compensation, are generally excluded from this deduction limit. By approving the Plan, you will be approving, among other things, the perfor-mance measures, eligibility requirements and limits on the cash awards which may be made pursuant to the Plan.

 Pursuant to the foregoing, the stockholders approved certain amendments to our existing Management Incentive Plan (the "Short-Term Plan") at the 1995 An-nual Meeting of Stockholders and the 2000 Annual Meeting of Stockholders. Since the Plan is a new plan intended to replace the Short-Term Plan for cer-tain key executives, including the Named Officers (with the exception of Messrs. Adams and Crutchfield), and which has not yet been approved by you, we are submitting this proposal for stockholder approval.

 We and the board believe the Plan will benefit us and you by providing sig-nificant and sustaining motivation to officers and key employees, including the continuing Named Officers, to achieve specific goals which are aligned with stockholder interests.

 Administration and Eligibility. The Plan will be administered by the HR Com-mittee, each member of which qualifies as an "outside director" under OBRA. Among other things, the HR Committee will have the authority to select which of our officers and employees may be granted awards and to determine the terms and conditions of any awards under the Plan. The HR Committee will also have the authority to construe and interpret the Plan, and establish, amend or waive rules for its administration. The HR Committee will have no authority to take any action that would cause any award to any participant to fail to qual-ify as "performance-based compensation" under OBRA. All decisions made by the HR Committee will be final and binding.

 Determination and Description of Awards. Each fiscal year, the HR Committee will fix in advance the corporate performance criteria and goals to be achieved before any award will be payable. The corporate performance criteria will be objective and based on certain corporate financial performance mea-sures, which may include earnings per share, economic profit, stock- holder value added, return on equity, net income, pre-tax net income, operating in-come, return on assets, or revenue growth, and which may be used singularly or in combina-tion, as the HR Committee determines. The corporate performance criteria and goals set by the HR Committee may vary from year to year.

 If and to the extent the annual corporate performance criteria are achieved, all or a portion of an award may be paid. The level of achievement of the cor-porate performance criteria for that year will determine the amount a partici-pant may receive. If the minimum level of achievement of the corporate perfor-mance criteria is not met, no payment will be made to participants for that year. The HR Committee has determined that, to the extent minimum achievement levels are met or surpassed under the corporate performance criteria, the per-centage of award which may be payable to participants changes upon and in rela-tion to where our performance for the year (expressed as a percentage) falls within the range of 90% to 115% of the year's performance goal. Awards may be expressed in dollars, as a percentage of the participant's base salary at the beginning of the performance period or on a formula basis.

 In addition to corporate performance criteria, individual performance goals are also established for each participant in the Plan. The nature of these goals differs depending upon each participant's job responsibilities. Individ-ual goals are both qualitative in nature, such as leadership, customer satis-faction, employee satisfaction and retention and adherence to our core values, and quantitative in nature, such as business unit net income, sales and revenue goals and cost containment. Actual awards to participants under the Plan are determined by that participant's performance relative to her or his individual goals. In awarding payments under the Plan, the individual goals vary between business units and between participants. The HR Committee may also vary the relative weighting between individual qualitative and quantitative goals from year to year, depending on corporate or business unit goals. The number of var-iables under review, including our corporate performance relative to our annual performance criteria and individual performance relative to individual goals, prevents any strict correlation between any one performance factor and a par-ticipant's annual bonus. The maximum amount of award that is payable to a par-ticipant under the Plan for a fiscal year is 0.25% of First Union's net operat-ing income for the applicable fiscal year. "Net operating income" is our re-ported net income applicable to stockholders excluding reported

 . extraordinary gains or losses or as a result of changes in accounting principles

 .  restructuring, merger-related or restructuring-related charges, and

 .  similar one-time accounting or operational charges.

 CEO's Discretionary Payments. In addition to the foregoing, the HR Committee has authorized our CEO to have the ability to reduce individual awards, in his sole discretion, based on individual contribution to corporate performance. The Plan also provides that the CEO will have a pool available for additional dis-cretionary bonus payments in the event we meet certain corporate performance criteria. If the corporate performance criteria are satisfied, this pool will contain between 5% and 10% of the aggregate potential awards to participants. In no event may the CEO award a discretionary bonus payment to an individual participant of more than 25% of that participant's award opportunity, nor may any discretionary bonus payment cause the maximum individual award limitation discussed above to be exceeded. In addition, no discretionary bonus payment may be made to a covered employee that causes any other payment under the Plan to fail to be tax deductible under Section 162(m) of the Code.

 Payment of Awards. The HR Committee will annually determine the extent to which the corporate performance criteria and individual performance goals for that year have been satisfied. Payments will be made to participants following such determination.

 New Plan Benefits. Because the amount payable to a participant under the Plan is subject to discretion both as to corporate performance and individual per-formance, neither the amount that will be paid in the future to any eligible participant nor the amount that would have been paid in 2000 had the Plan been in effect is determinable. However, the annual cash bonuses paid to the Named Officers for 2000 and prior years under the Short-Term Plan are set forth in the bonus column of the Summary Compensation Table on page 9.

 The board recommends that stockholders vote "FOR" approval of this proposal. Proxies, unless indicated to the contrary, will be voted "FOR" approval of the proposal.

PROPOSAL 3. A FIRST UNION PROPOSAL TO AMEND OUR 1998 STOCK INCENTIVE
             PLAN

 The board proposes that you approve an amendment to our 1998 Stock Incentive Plan (the "Stock Plan"). The board adopted the Stock Plan in February 1998 and our stockholders approved the Stock Plan at the 1998 Annual Meeting of Stock-holders.

 The following discussion summarizes the proposed amendment to the Stock Plan and describes its material terms. The summary is subject, in all respects, to the terms of the Stock Plan, a copy of which is available at the SEC's website, www.sec.gov, or available upon request to: First Union Corporation, One First Union Center, Charlotte, North Carolina 28288-0013, Attention: Corporate Secre-tary.

Summary of the Stock Plan

 The primary purposes of the Stock Plan are to help align employees' long-term financial interests with those of stockholders, reinforce a performance-ori-ented culture and strategy, reward employees for increasing our common stock price over time, and attract, retain and motivate employees. The Stock Plan au-thorizes the HR Committee to achieve these purposes by encouraging and provid-ing for the acquisition of equity interests by key employees through grants of stock options, SARs, and other stock awards (including restricted stock), any of which may be granted singly, in tandem or in combination as the HR Committee may determine.

 The Stock Plan provides that in any calendar year up to 1.5% of the outstand-ing shares of our common stock, as reported in our Annual Report on Form 10-K for the preceding year, may be subject to awards under the Stock Plan. If any awards are forfeited or expire, shares represented by those forfeited or ex-pired awards may again become available for issuance under the Stock Plan, in addition to the 1.5% indicated above. In addition, any unused portion of the limit of awards for any calendar year may be carried forward for use in suc-ceeding calendar years. Currently, no more than 500,000 shares represented by awards may be granted to any single individual in any calendar year under the Stock Plan.

 In the event of any change in the outstanding shares of common stock that oc-curs by reason of a stock dividend, stock split, recapitalization, merger, con-solidation, combination, exchange of shares or other similar corporate change, the aggregate number of shares subject to each outstanding option under the Stock Plan, and its stated option price, may be appropriately adjusted by the HR Committee. In such event, the HR Committee will also have discretion to make appropriate adjustments in the number and type of shares subject to stock grants and any other awards then outstanding under the Stock Plan. In addi-tion, in the event of a "change of control" of First Union, each outstanding award granted under the Stock Plan will become immediately exercisable and/or fully vested and nonforfeitable, as the case may be.

Eligibility and Participation; Administration

 Participants in the Stock Plan are selected by the HR Committee from among our officers and other key employees who are in a position to contribute mate-rially to our growth and development and to our long-term financial success. Our current executive officers have received and are anticipated to receive additional options and stock awards under the Stock Plan in such amounts and at such times as the HR Committee may determine.

 The HR Committee is responsible for the administration of the Stock Plan. The HR Committee is authorized to interpret the Stock Plan, to prescribe, amend and rescind rules and regulations relating to it, to provide for conditions and assurances deemed necessary or advisable to protect our interests, and to make all other determinations necessary or advisable for the administration of the Stock Plan, but only to the extent not contrary to the express provisions of the Stock Plan.

 The HR Committee may alter, amend, suspend or discontinue the Stock Plan or any agreements granted thereunder to the extent permitted by law. However, stockholder approval is necessary to increase the number of shares available for awards or to cancel any outstanding stock options or SARs for the purpose of replacing or regranting those options or SARs with an exercise price that is less than the original exercise price.

Options

 Options granted under the Stock Plan are exercisable at such times and sub-ject to such restrictions and conditions as the HR Committee in each instance approves, which need not be the same for all participants. Each option will expire at such time as the HR Committee determines at the time it is granted; provided, however, that no option may be exercisable later than the tenth an-niversary date of its grant. Only incentive stock options ("ISOs") to purchase up to $100,000 of common stock (measured as of the date of grant of the op-tion) may vest as to each optionee in each calendar year (taking into account all ISOs granted pursuant to any of our stock plans). No options granted pur-suant to the Stock Plan will have an option price that is less than the fair market value of the common stock on the date the option is granted. The number of shares of common stock that may be issued pursuant to ISOs during the term of the Stock Plan may not exceed 100,000,000 in the aggregate.

 The option price upon exercise of any option is payable by methods the HR Committee designates, including, but not limited to

 . in cash or its equivalent

 . by tendering shares of previously owned common stock having a fair market value at the time of exercise equal to the total option price, or

 . by a combination of the foregoing.

The proceeds from any cash payments are added to our general corporate funds and used for general corporate purposes. Pursuant to the foregoing and subject to HR Committee approval, an optionee can apply the shares received upon the exercise of a portion of a stock option to satisfy the exercise price for ad-ditional portions of the option, thereby enabling the optionee to effectively deliver a relatively small number of shares in satisfaction of the exercise price of a much larger option.

 In the event the employment of a participant is terminated by reason of death, disability or retirement, any outstanding options held by the partici-pant shall become immediately exercisable. Unless the HR Committee determines otherwise, any such outstanding options will be forfeited on the expiration date of such options or within three years after such date of termination of employment, whichever period is shorter. Unless the HR Committee determines otherwise, if the employment of a participant shall terminate for any reason other than death, disability or retirement, any then outstanding but unexercisable options granted to such participant will be forfeited upon such termination of employment. Any then outstanding and exercisable options granted to such participant will be forfeited on the expiration date of such options or three months after such date of termination of employment, which-ever period is shorter.

Stock Awards; SARs

 The HR Committee may impose restrictions on any stock awards (including shares of restricted stock) granted under the Stock Plan as it may deem advis-able, including, without limitation, continuous service requirements and/or achievement of performance goals. During the period of restriction, partici-pants holding restricted stock granted under the Stock Plan may exercise full voting rights on those shares and are entitled to receive all dividends and other distributions paid on those shares. An SAR represents a right to receive a payment in cash, shares of common stock or a combination of both, equal to the excess of the fair market value of a specified number of shares of common stock on the date the SAR is exercised over an amount which is no less than the fair market value of the shares of common stock on the date of grant.

 In the event the employment of a participant is terminated because of normal retirement, disability or death, any remaining period of restriction applica-ble to a stock award shall automatically terminate, and any then outstanding SARs shall automatically become exercisable. Unless the HR Committee deter-mines otherwise, in the event that employment is terminated for any other rea-son during the period of restriction, then any shares still subject to re-strictions at the date of termination of employment, or any unexercisable SARs, shall automatically be forfeited and returned to us. In the event of early retirement or any involuntary termination of employment, the HR Commit-tee may, in its sole discretion, waive the automatic forfeiture of any or all such shares and/or may add such new restrictions to such shares as it deems appropriate.

Certain Federal Tax Consequences

 An optionee will not be taxed at the time a non-ISO is granted. In general, an employee exercising a non-ISO will recognize ordinary income equal to the excess of the fair market value on the exercise date of the stock purchased over the option price. Upon subsequent disposition of the stock purchased, the difference between the amount realized and the fair market value of the stock on the exercise date will constitute capital gain or loss. We will not recog-nize income, gain or loss upon the granting of a Non-ISO. Upon the exercise of that option, we are entitled to an income tax deduction equal to the amount of ordinary income the employee recognizes.

 An employee will not be taxed at the time an ISO is granted. In general, an employee exercising an ISO will not be taxed at the time an ISO is exercised if the stock purchased is held for at least one year after the exercise date and at least two years after the date of grant; provided, however, the bargain element of exercised ISOs is treated as a tax preference item under the alter-native minimum tax rules.

 If these holding periods are satisfied, the difference between the option price and the amount realized upon subsequent disposition of the stock will constitute long-term capital gain or loss.

If these holding periods are not satisfied, the employee will recognize ordi-nary income to the extent of the lesser of the gain realized and the excess of the fair market value of the stock on the exercise date over the option price. Any gain realized in excess of the amount recognized as ordinary income by the employee will be capital gain. We will not recognize income, gain or loss upon the granting or exercise of an ISO, nor will we be entitled to any deduction upon the disposition of an ISO if the holding periods referred to above are satisfied. If those holding periods are not satisfied, we will be entitled to a deduction equal to the amount of the ordinary income the employee recognizes.

 An employee will not be taxed at the time an SAR is granted. Upon exercise of an SAR, the optionee will recognize ordinary income in an amount equal to the cash or the fair market value of the stock received on the exercise date (or, if an optionee exercising an SAR for shares of common stock is subject to cer-tain restrictions, upon lapse of those restrictions, unless the optionee makes a special tax election under Section 83(b) of the Code, within 30 days after exercise, to have the income recognized at the time of transfer). We generally will be entitled to a deduction in the same amount and at the same time as the optionee recognizes ordinary income.

 In general, an employee who has received shares of restricted stock and who has not made an election under Section 83(b) of the Code to be taxed upon re-ceipt, will include in his gross income as compensation income an amount equal to the fair market value of the shares of restricted stock at the earlier of the first time the rights of the employee are transferable or the restrictions lapse. We are entitled to a deduction at the time that the employee is required to recognize income, subject to the limitations set forth below.

 The proposed amendment does not affect the performance goals for the Stock Plan previously approved by our stockholders at the 1998 Annual Meeting of Stockholders. The HR Committee may grant awards under the Stock Plan which are not based on the performance goals, in which case the compensation paid under such awards to officers to which Section 162(m) of the Code is applicable may not be deductible. The HR Committee, however, may not grant stock awards in lieu of performance stock awards that are not granted because of the failure to meet the performance goals specified for a particular year.

Summary of Proposed Amendment to the Stock Plan

 The board adopted an amendment to the Stock Plan in February 2001, subject to stockholder approval as described below. The amendment requires stockholder ap-proval under Section 162(m) of the Code. Section 162(m) of the Code and related regulations require that performance based compensation paid to certain covered employees in excess of $1,000,000 is not eligible for tax deduction by us un-less the compensation is based upon material performance goals approved by stockholders. Under Section 162(m) of the Code and related regulations, the maximum number of shares with respect to which awards may be granted during a specified period must be approved by stockholders in order for compensation arising from the exercise of stock options to be considered performance based and thus eligible for our tax deductibility.

 As noted above, the Stock Plan currently limits the number of shares of common stock which may be subject to a stock award to an individual participant in any calendar year to 500,000.

The Stock Plan is proposed to be amended to provide that in any calendar year, the maximum number of shares of common stock which may be subject to a stock award to an individual participant be increased to 750,000.

 The HR Committee believes that the proposed amendment to increase the maximum number of shares which may be granted to an individual in a calendar year would further the purposes of the Stock Plan and are in our best interests and the best interests of stockholders. To the extent that Code Section 162(m) applies to compensation paid to certain executives, it is in our best interests for that compensation to be eligible for deductibility. As indicated in the "HR Committee Report on Executive Compensation", the HR Committee believes corpo-rate and stockholder interests are best served when the interests of management are aligned with those of stockholders. As a result, the HR Committee has de-termined to eliminate the Management Long-Term Cash Incentive Plan beginning in 2001 and use common stock and options as the most predominant form of long-term incentive compensation. In addition, the HR Committee terminated the SERP and awarded stock options to former participants in that plan in 2000, with the in-tention of having participants' retirement benefits aligned with stockholder interests instead of as a cash entitlement for service tenure.

 The HR Committee has made no decisions regarding whether any participant will be granted an award involving the maximum number of shares of common stock in any given year. As set forth under "Option/SAR Grants Table", in 2000, due to the one-time grant of options in lieu of future SERP benefits, Ken Thompson, our CEO, was granted options for 477,900 shares in 2000. In addition, as part of the SERP replacement grant, Mr. Thompson was granted options for 250,000 shares in January 2001. See "Option/SAR Grants Table" for a list of grants to the Named Officers in 2000. The selection of employees who will receive awards under the Stock Plan and the size and type of awards will be determined by the HR Committee in its discretion. It is not possible to predict the benefits or amounts that will be received by, or allocated to, particular individuals or groups of employees in 2001.

 The board recommends that stockholders vote "FOR" approval of this proposal. Proxies, unless indicated to the contrary, will be voted "FOR" approval of the proposal.

PROPOSAL 4. A FIRST UNION PROPOSAL TO RATIFY THE APPOINTMENT OF AUDITORS

 The accounting firm of KPMG LLP has been appointed as our auditors for the year 2001 and in accordance with established policy, that appointment is being submitted to stockholders for ratification. In the event the appointment is not ratified by a majority of votes cast, in person or by proxy, it is anticipated that no change in auditors would be made for the current year because of the difficulty and expense of making any change so long after the beginning of the current year, but that vote would be considered in connection with the audi-tors' appointment for 2002.

 KPMG LLP were our auditors for the year ended December 31, 2000, and a repre-sentative of the firm is expected to attend the meeting, respond to appropriate questions and if the representative desires, which is not now anticipated, make a statement.

 Set forth below is information relating to the aggregate KPMG LLP fees for professional services rendered for the fiscal year ended December 31, 2000.

Audit Fees

 The aggregate KPMG LLP fees for all professional services rendered in connec-tion with the audit of our consolidated financial statements for the fiscal year ended December 31, 2000, and for the reviews of the unaudited consolidated financial statements included in our Quarterly Reports on Form 10-Q for that fiscal year were $7,254,000.

Financial Information Systems Design and Implementation Fees

 The aggregate KPMG LLP fees for professional services rendered for information technology services relating to financial information systems design and imple-mentation for the fiscal year ended December 31, 2000, were $301,000.

All Other Fees

 The aggregate KPMG LLP fees for professional services rendered to us, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees", for the fiscal year ended December 31, 2000, were $24,545,000. These primarily consist of fees for tax matters, proc-ess and risk management control reviews, employee benefit financial statement audits, common trust fund audits, compliance attestation services, and other advisory services.

 See also "Proposal 1--Committees of the Board and Attendance; Audit Commit-tee".

 The board recommends that stockholders vote "FOR" this proposal. Proxies, un-less indicated to the contrary, will be voted "FOR" this proposal.

PROPOSAL 5. A STOCKHOLDER PROPOSAL REGARDING POLITICAL CONTRIBUTIONS

 Ms. Patricia S. Broderick, of 105 Quail Lane, Mooresville, North Carolina 28117, an owner of 1,200 shares of First Union common stock, has advised First Union that she intends to present the proposal set forth below at the meeting. In accordance with applicable proxy regulations, the proposal, which is pre-sented as received by First Union and for which First Union and the board ac-cept no responsibility, is as follows:

 "Whereas the money for donations to political movements and political entities comes from the profits of the company's operations, and belongs to the share-holders; and since these contributions are nothing more than an overt effort to control elections, shareholders should not be made to support political move-ments or political entities with whom they do not agree.

 "The Board of Directors is requested to adopt a policy that no contribution to any political movement or entity shall be made by First Union Corporation; nor shall solicitations for contributions to any political movement or entity be made on company property, nor to any company employee; nor shall any company facilities or equipment be used for this purpose."

POSITION OF FIRST UNION'S BOARD

 The board recommends that stockholders vote "AGAINST" the proposal set forth above for the following reasons:

 The board strongly believes that it is in the best interests of First Union and its stockholders that First Union be an active and effective participant in the political process. As a financial services company involved in many differ-ent businesses, including consumer and commercial lending, securities brokerage and insurance, we are subject to significant federal, state and local regulation. Our ultimate success depends upon our ability, within this complex and evolving regulatory environment, to deliver our existing financial products and services, and to develop new and innovative products and services for our customers. The stockholder proposal, if enacted, may unnecessarily limit our ability to participate effectively in legislative and regulatory de-velopments directly affecting the success and profitability of our businesses.

 Our political activities consist primarily of our sponsorship of political ac-tion committees ("PACs"), which would be prohibited if the stockholder proposal were enacted. Our PACs solicit voluntary contributions from employees and make campaign contributions to candidates who may be involved in issues or legisla-tion important to our company. These activities permit us and our employees to support candidates whose views may be consistent with our business goals and interests. We also have made contributions to national political parties; how-ever, such contributions, which are a matter of public record, are not the main focus of our political activities. In sum, our efforts are not intended to con-trol the outcome of elections, as stated in the proposal, but rather are de-signed to increase the likelihood that our views are included in the legisla-tive process for our and our stockholders' benefit.

 The board also believes that the stockholder proposal is not in the best in-terests of First Union and its stockholders because many of our competitors in the financial services industry currently participate in the political process to improve their business advantage. If we were restricted from similarly par-ticipating in that process, we ultimately would be placed at a significant com-petitive disadvantage, which may have a detrimental impact on us and our stock-holders.

 For the reasons set forth above, the board believes that continuing its cur-rent activities in the political process is in the best interests of the stock-holders and First Union.

 The board recommends that stockholders vote "AGAINST" this proposal. Proxies, unless indicated to the contrary, will be voted "AGAINST" the proposal.

STOCKHOLDER PROPOSALS

 Management is not aware of any other matters to be voted on at the meeting. If any other matters are voted on, the enclosed proxy confers discretionary au-thority to the individuals named as proxies to vote the shares represented by proxy, as to those matters.

 Stockholder proposals intended to be included in our proxy statement and voted on at the 2002 Annual Meeting of Stockholders must be received at our offices at One First Union Center, Charlotte, North Carolina 28288-0013, Attention:
Corporate Secretary, on or before November 13, 2001. Applicable SEC rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in next year's proxy statement and form of proxy.

 Pursuant to our Bylaws, in order for any business not included in the proxy statement for the 2002 Annual Meeting of Stockholders to be brought before the meeting by a stockholder entitled to vote at the meeting, the stockholder must give timely written notice of that business to First Union's Corporate Secre-tary. According to our Bylaws, that meeting is scheduled to be held on April 16, 2002, and to be timely, the notice must not be received any earlier than January 16, 2002 (90 days prior to the meeting date), nor any later than Febru-ary 15, 2002 (60 days prior to the meeting date). If the meeting is not held on April 16, 2002 and less than 70 days' notice or prior public disclosure is pro-vided to stockholders, the notice must be received no later than the tenth day after public disclosure of the actual meeting date. The notice must state (i) a brief description of the business desired to be brought before the meeting and the reasons for so doing, (ii) the name and address of the stock-holder and the number of shares of First Union common stock the stockholder owns, and (iii) any material interest of the stockholder in that business, other than having an interest as a stockholder. A copy of our Bylaws is avail-able upon request to: First Union Corporation, One First Union Center, Char-lotte, North Carolina 28288-0013, Attention: Corporate Secretary.

CERTAIN MATTERS RELATING TO PROXY MATERIALS AND ANNUAL REPORTS

 You can also access our proxy statement and 2000 Annual Report via the Internet on our Investor Relations home page at www.ftuinvestor.com. For next year's stockholder meeting, you can help us save significant printing and mailing expenses by consenting to access the proxy statement, proxy card and annual report electronically over the Internet. If you hold your shares in your own name (instead of through a broker or other nominee), you can choose this option by following the instructions at the Internet voting website at http://proxy.georgeson.com, which has been established for you to vote your shares for this year's stockholder meeting. If you choose to receive your proxy materials and annual report electronically, then prior to next year's stockholder meeting you will receive e-mail notification when the proxy mate-rials and annual report are available for on-line review over the Internet, as well as the instructions for voting electronically over the Internet. Your choice for electronic distribution will remain in effect for next year's stockholder meeting unless you revoke it prior to the meeting by sending a written request to: Investor Relations, First Union Corporation, One First Union Center, 301 South College Street, Charlotte, North Carolina 28288-0206.

 In addition, the SEC recently adopted amendments to its rules regarding de-livery of proxy statements and annual reports to stockholders sharing the same address. We may now satisfy these delivery rules by delivering a single proxy statement and annual report to an address shared by two or more of our stock-holders. This delivery method is referred to as "householding" and can also result in significant cost savings for us. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple stockholders who share an address, unless we received contrary in-structions from the impacted stockholders prior to the mailing date. We under-take to deliver promptly upon written or oral request a separate copy of the proxy statement or annual report, as requested, to a stockholder at a shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of a proxy statement or annual report, either now or in the future, you can request a separate copy of the proxy statement or annual report by writing to us at the following address: Investor Relations, First Union Corporation, One First Union Center, 301 South College Street, Charlotte, North Carolina 28288-0206, or by telephoning us at (704) 374-6782.

 If you are currently a stockholder sharing an address with another First Union stockholder and wish to have your future proxy statements and annual re-ports householded, please contact us at the above address or telephone number.

March 13, 2001

 A copy of our 2000 Annual Report on Form 10-K will be provided without charge (except for exhibits) upon written request to First Union Corporation, Corpo-rate Relations, One First Union Center, Charlotte, NC 28288-0206.

                                                                     Appendix A

                            FIRST UNION CORPORATION
                            AUDIT COMMITTEE CHARTER

1. The Audit Committee (the "Committee") shall be comprised of a minimum of three (3) directors, all of whom shall meet the audit committee membership re-quirements of the New York Stock Exchange, Inc. None of the members shall be officers or employees of First Union Corporation (including all of its subsid-iaries, the "Corporation") or have any other relationship with the Corporation that may interfere with the exercise of their independence from management and the Corporation, as determined by the Board of Directors. All members of the Committee shall have a basic understanding of finance and accounting, and at least one member of the Committee shall have accounting or related financial management expertise, as determined by the Board of Directors. Members of the Committee shall be appointed annually by majority vote of the Board of Direc-tors and shall serve until the next annual meeting of the Board of Directors or until their successors shall be duly qualified and appointed.

2. The primary responsibilities of the Committee are to (i) assist the Board of Directors in overseeing, and receiving objective information regarding, the policies, procedures and activities of the Corporation with respect to audit-ing, accounting, internal controls, financial reporting, and regarding such other policies, procedures and activities of the Corporation as may be di-rected by the Board of Directors; and (ii) monitor the independence and per-formance of the Corporation's internal auditors and its independent external auditors. While the Committee has the responsibilities and powers set forth in this Charter, the management of the Corporation is responsible for the prepa-ration, presentation and integrity of the Corporation's financial statements. The independent external auditors are responsible for planning and carrying out a proper audit of the Corporation's annual financial statements, and other procedures. In fulfilling their responsibilities set forth herein, it is rec-ognized that members of the Committee are not full-time employees of the Cor-poration and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing, in-cluding in respect of auditor independence. As such, it is not the duty or re-sponsibility of the Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures or to set auditor inde-pendence standards, and each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Corporation from which it receives information, (ii) the accuracy of the fi-nancial and other information provided to the Committee by such persons or or-ganizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors), and (iii) representations made by manage-ment as to any information technology, internal audit and other non-audit services provided by the external auditors to the Corporation.

Based on the foregoing, the Committee shall meet and receive information from management, the internal auditors and the external auditors, as applicable, on the following items:

  (a) The independence, qualifications and retention of the independent audi-tors. In connection with the foregoing, and recognizing that the inde-pendent auditors are ultimately accountable to the Committee and the Board of Directors and that the Committee and the Board of Directors have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors (or to nominate the independent auditors to be proposed for stockholder approval in any proxy statement), the Committee shall receive information and reports regarding (i) audit and non-audit services provided by the independent auditors, including a formal written statement, provided by the independent auditors, delineating all relationships between the independent auditors and the Corporation, addressing at least the mat-ters set forth in Independence Standards Board No. 1.; and (ii) the ag-gregate fees billed by the independent auditors, as provided to the Com-mittee in a written statement by the independent auditors, for (x) the audit of the Corporation's annual financial statements for the most recent fiscal year and the reviews of the financial statements included in the Corporation's quarterly reports on Form 10-Q for that fiscal year, (y) information technology consulting services for the most recent fiscal year, and (z) all other services rendered by the independent au-ditors for the most recent fiscal year.

    The Committee shall discuss the above information and reports, and any relationships or services disclosed in the independent auditors' state-ment as to independence that may impact the objectivity and indepen-dence of the independent auditors, with management, the internal audi-tors and such independent auditors, as appropriate, and, if so deter-mined by the Committee, recommend that the Board of Directors take ap-propriate action to satisfy itself of the independence of the auditors. In addition, if applicable, the Committee shall consider whether the independent auditors' provision of information technology consulting services relating to financial information systems design and implementation and other non-audit services to the Corporation is com-patible with maintaining the independence of the independent auditors. Based on the foregoing, the Committee shall annually recommend to the Board of Directors the appointment of the independent auditors or ap-prove any replacement of the auditors when, based on such information and reports, the Committee believes circumstances warrant such replacement.

  (b) The arrangements and scope of the independent auditors' audit plan prior to commencement of their annual examination of the Corporation's financial statements.

  (c) The performance of the independent auditors including, as required by circumstances:

    . The basis of any significant changes in the Corporation's accounting principles and methods of their application.

    . The independent auditors' comments on significant weaknesses in in-ternal accounting controls and considerations given or corrective ac-tion taken by management, and

    . Other matters relating to the audits of the Corporation's annual or quarterly financial statements or other auditing results as may be of concern to the Committee or the independent auditors, including a discussion of the audited financial statements and any matters re-quired to be communicated by the independent auditors in accordance with Statement of Auditing Standards No. 61, and the quality and ap-propriateness of the Corporation's accounting principles.

  (d) The independence of the Internal Audit Division, including information regarding the sufficiency of such independence, despite their status as employees, to permit members of the Internal Audit Division to freely conduct internal auditing without management interference.

  (e) The general scope of planned internal auditing activities prior to their commencement.

  (f) The results of internal audits, as appropriate, and the performance of the Internal Audit Division including, as required by circumstances:

    . Action taken by the Corporation's management on recommendations made by the Internal Audit Division.

    . Reports of defalcations made to regulatory authorities.

    . Other matters relating to internal auditing activities as may be of concern to the Committee or the internal auditors.

  (g) The independent auditors' and/or internal auditors' assessment of the Corporation's compliance with various policies and procedures to ensure adequate internal controls have been instituted by management.

  (h) The audits of any political action committees sponsored by the Corpora-tion.

  (i) The reports of inspections, examinations and investigations by state and federal regulatory agencies, as appropriate, and consideration given or corrective action taken by management on any criticism in such reports.

3. The Committee shall report the information elicited by its activities to the Board of Directors and, where appropriate, its recommendations for action by the Board of Directors at their next meeting subsequent to that of the Commit-tee. Certain action by the Committee may be similarly reported to the Board of Directors for approval, ratification, and/or confirmation.

4. The Committee shall review and reassess the adequacy of the Charter at least annually, and shall have the Charter published at least every three years in accordance with the regulations of the Securities and Exchange Commission (the "SEC"). On an annual basis, the Committee shall also prepare a report or other disclosures, including any recommendation of the Committee required by the rules of the SEC, to be included in the Corporation's annual proxy statement.

5. The Committee shall meet at least four (4) times annually and such meetings shall, during their course and in total, provide for at least:

  (a) Attendance of only representatives of the Internal Audit Division to review the scope of planned auditing activities for the year and inter-nal auditing results for the year.

  (b) Attendance of only representatives of the independent auditors to re-view the performance of their annual audit.

6. In order to carry out the duties conferred upon the Committee by the Char-ter, the Committee is authorized to employ and to confer from time to time with independent outside counsel and with such additional outside advisors and con-sultants as it may deem necessary or appropriate and to authorize the Corpora-tion to pay reasonable compensation for such services.

                                                                      Appendix B

                            FIRST UNION CORPORATION
                        SENIOR MANAGEMENT INCENTIVE PLAN

1. Purpose. The purpose of the First Union Corporation Senior Management Incen-tive Plan is to retain and motivate key executives of First Union (as defined herein) by providing them with the opportunity to earn incentive awards based upon the extent to which specified performance goals for a Performance Period (as defined herein) have been achieved or exceeded.

2. Definitions. As used in the Plan, the following terms shall have the follow-ing meanings:

  (a) "1934 Act" means the Securities Exchange Act of 1934, as amended, in-cluding the rules and regulations promulgated thereunder.

  (b) "Annual Base Salary" means the amount of base salary paid to a Partici-pant for a calendar year. This amount may be adjusted to include the amount of any base salary deferrals for such year, unless the Committee specifies otherwise at the time that the Participant's award opportu-nity for a Performance Period is established.

  (c) "Applicable Period" means, with respect to any Performance Period, a period commencing on or before the first day of the Performance Period and ending the earlier of (i) the 90 days after the commencement of the Performance Period or (ii) the date on which 25% of the Performance Pe-riod has been completed. Any action required within such period may be taken at a later date if U.S. Treasury regulations under Section 162(m) of the Internal Revenue Code are amended or interpreted to permit a later date.

  (d) "Board" means the Board of Directors of the Company.

  (e) "Change of Control" means a change in control of the Company of a na-ture that would be required to be reported in response to Item 6(e) of
      Schedule 14A of Regulation 14A promulgated under the 1934 Act; provid-ed, however, that, without limitation, such a Change of Control shall be deemed to have occurred if (i) any one person, or more than one per-son acting as a group, acquires "beneficial ownership" (as defined in Rule 13d-3 of the 1934 Act) of shares of the Company's common stock that, together with shares held by such person or group, possesses more than 50 percent of the total fair market value or total voting power of the shares of Company common stock outstanding, (ii) any one person, or more than one person acting as a group, acquires (or has acquired dur-ing the 12-month period ending on the date of the most recent acquisi-tion by such person or persons) "beneficial ownership" of shares of Company common stock possessing 20 percent or more of the total voting power of the shares of Company common stock outstanding, or (iii) a ma-jority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a major-ity of the members of the Board prior to the date of such appointment or election.

  (f) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

  (g) "Committee" means the Human Resources Committee of the Board or a sub-committee thereof that is comprised solely of two or more non-employee directors (each of whom is intended to qualify as an "outside director" within the meaning of Section 162(m) of the Code).

  (h) "Company" means First Union Corporation, a corporation organized under the laws of the State of North Carolina, including any successor there-to.

  (i) "Disability" means, with respect to an Employee, means having received long-term disability benefits under the Company's Long-Term Disability Plan for a period of 12 consecutive months.

  (j) "Early Retirement" means termination of a Participant's employment upon satisfaction of the requirements for early retirement under the Company's pension plan.

  (k) "Executive Officers" means those officers of the Company, as designated from time to time by the Board, who are deemed to come within the defi-nitions set forth in Rule 3b-7 under the 1934 Act.

  (l) "First Union" means (i) the Company and (ii) any entity that is di-rectly or indirectly controlled by the Company.

  (m) "Individual Award Opportunity" means the potential of a Participant to receive an incentive award if the performance goals for a Performance Period have been satisfied. An Individual Award Opportunity may be ex-pressed in dollars, as a percent of annual base salary or on a formula basis that is consistent with the provisions of the Plan.

  (n) "Negative Discretion" means the discretion authorized under the Plan that may be exercised by the Committee to eliminate, or reduce the size of, an incentive award otherwise payable to a Participant for a Perfor-mance Period. The exercise of this discretion must be consistent with the Plan qualifying as "performance-based compensation" under Section 162(m) of the Code.

  (o) "Normal Retirement" means termination of a Participant's employment upon satisfaction of the requirements for normal retirement under the terms of the Company's pension plan.

  (p) "Operating Income" means the reported net income applicable to the Company's common stockholders excluding reported (i) extraordinary gains or losses or as a result of changes in accounting principles,
      (ii) restructuring, merger-related or restructuring-related charges, and (iii) similar one-time accounting or operational charges.

  (q) "Participant" means, for any given Performance Period, each key em-ployee of First Union who is an Executive Officer or is recommended by the CEO and approved by the Committee to be a Participant in the Plan for an identified Performance Period.

  (r) "Performance Measures and Goals" means the objective performance goals including, but not limited to, financial and non-financial measures, established and approved by the Committee for purposes of developing the size of incentive awards under the Plan.

  (s) "Performance Period" means any period commencing on or after January 1, 2001, for which performance goals are established pursuant to Section 5 of the Plan and during which performance shall be measured to determine if any payment will be made under the Plan. A Performance Period may be coincident with one or more fiscal years of the Company, or a portion thereof.

  (t) "Plan" means First Union Corporation's Senior Management Incentive Plan as set forth herein, and as it may be amended.

  (u) "Retirement" means either Early Retirement or Normal Retirement.

3. Administration.

  (a) General. The Plan shall be administered by the Committee subject to the terms of the Plan and applicable law including, but not limited to,
      Section 162(m) of the Code. In
     addition to any other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have the full power and au-thority, in its discretion:

     (i)     to designate, within the Applicable Period, the Participants in the Plan and their Individual Award Opportunities for the Performance Period;
     (ii)    to establish, within the Applicable Period, and thereafter administer the performance goals and other award terms and conditions that are to apply under the Plan for the Performance Period;
     (iii)   to determine and certify (A) any amounts earned for any Performance
             Period, based on actual performance versus the performance goals set for such period, in writing prior to the payment of any incentive awards and
             (B) that any other material terms applicable to incentive awards have also been satisfied;
     (iv)    to decide, within the Applicable Period, the extent to which the grant or payment of any incentive award hereunder shall be made to a Participant in the event of (A) the Participant's termination of employment due to death,
             Disability, Retirement or other termination of employment with First
             Union, (B) the occurrence of a Change of Control or (C) the occurrence of any merger, consolidation, or acquisition where the Company's stockholders on the effective date of such merger, consolidation, or acquisition do not own at least 50% of the outstanding shares of voting stock of the surviving corporation;
     (v)     to decide under what circumstances and terms, incentive awards are to be paid on a deferred basis, including automatic deferrals at the Committee's election, as well as elective deferrals at the election of any
             Participant;
     (vi)    to adopt, revise, suspend, waive or repeal, when and as appropriate, in its sole and absolute discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan;
     (vii)   to interpret and administer the terms and provisions of the Plan and any incentive award granted under the Plan (including reconciling any inconsistencies, correcting any defaults and addressing any omissions in the Plan or any related instrument or agreement); and
     (viii)  to otherwise supervise the administration of the Plan.

  It is intended that all amounts payable to Participants under the Plan who are "covered employees" within the meaning of U.S. Treasury Regulation 1.162-27(c)(2) shall constitute "qualified performance-based compensation" within the meaning of U.S. Treasury Regulation 1.162-27(e), and, to the maximum extent possible, the Plan and the terms of any awards thereunder shall be so interpreted and construed.

  (b) Binding Nature of Committee Decisions. Unless otherwise expressly pro-vided in the Plan, all designations, determinations, interpretations and other decisions made under or with respect to the Plan or any award under the Plan shall be within the sole and absolute discretion of the Committee, and shall be final, conclusive and binding on all persons, including First Union, any Participant, and any beneficiary or other person having, or claiming, any rights under the Plan.

  (c) Delegation. The Committee may delegate to one or more officers or em-ployees of the Company the authority, subject to such terms as the Com-mittee shall determine, to perform such functions, including the Com-mittee's functions under the Plan, as the Committee may determine, ex-cept that the Committee may not delegate its authority for actions which would cause awards intended to qualify as "performance-based compensa-
     tion" under Section 162(m) of the Code to fail to so qualify. In the case of any such delegation, references to the Committee herein shall be deemed to include any person to whom authority has been delegated, un-less the context otherwise requires.

  (d) Limitation of Liability. The Committee, each member thereof, and any other person acting pursuant to authority delegated by the Committee shall be entitled, in good faith, to rely or act upon any report or other information furnished by any officer or employee of the Company, the Company's independent auditors, consultants or any other agents as-sisting in the administration of the Plan. Members of the Committee or any other person acting pursuant to authority delegated by the Commit-tee, and any officer or employee of the Company acting at the direction or on behalf of the Committee or other delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

  (e) Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or re-sulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company's approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportu-nity, at its own expense, to handle and defend the same before he un-dertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indem-nification to which such persons may be entitled under the Company's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

4. Plan Participation.

  (a) Annual Participant Designations by Committee. For each Performance Pe-riod, the Committee, in its sole and absolute discretion, within the Applicable Period, shall designate those key employees of First Union who shall be Participants in the Plan for such Performance Period. Such designations shall be made by the Committee, in its sole and absolute discretion, based primarily on its determination as to which key employees:

    (i) are likely to be Executive Officers of the Company as of the last day of the fiscal year for which the Company would be entitled to a federal tax deduction for payment of the award in respect of such Performance Period; and
    (ii) are likely to be "covered employees" (within the meaning of Section 162(m)(3) of the Code) of the Company and to have individual com-pensation in excess of $1 million, excluding compensation that would be considered "performance-based" for purposes of Section 162(m);

  as well as such other considerations as the Committee deems appropriate, in its sole and absolute discretion.

  (b) Other Plan Participation. Notwithstanding any provision in any other plan of incentive compensation of the Company, an employee who is a Participant in the Plan for any given Performance Period shall not par-ticipate in any other plan during a Performance Period if participation would cause any award hereunder to fail to qualify as "performance-based" under Section 162(m).

5. Performance Measures and Goals.

  (a) Establishing Performance Goals. For each Performance Period, the Com-mittee shall establish, within the Applicable Period, one or more ob-jective performance measures and specific goals for each Participant and/or each group of Participants. Such goals shall be based exclu-sively on one or more of the following objective corporate-wide, sub-sidiary, division or operating unit measures:

    (i) financial criteria -- consisting of one or more objectives including earnings per share, economic profit, shareholder value added, return on equity, return on assets, net income, pre-tax net income, operat-ing income, or revenue growth; and

    (ii) strategic business criteria -- consisting of one or more objectives based on achieving specified goals related to employee satisfaction and retention, customer satisfaction, leadership and core values.

  (b) The Committee may specify, within the Applicable Period, the definition of these terms as well as any adjustments that may be made in their calculation. Each goal may be expressed on an absolute or relative ba-sis, may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions, and/or operating units) and/or the past or current performance of other companies.

  (c) Impact of Extraordinary Items or Changes in Accounting. The measures utilized in establishing performance goals under the Plan for any given Performance Period shall be determined in accordance with generally ac-cepted accounting principles and in a manner consistent with the meth-ods used in the Company's audited financial statements, and may exclude the items excluded in determining Operating Income.

6.Incentive Award Opportunities and Awards.

  (a) Setting of Individual Award Opportunities. At the time performance goals are established for a Performance Period, the Committee also shall establish an Individual Award Opportunity for such Performance Period for each Participant or group of Participants. This Individual Award Opportunity, which shall be based on the achievement of one or more of the stated performance goals, may be expressed in dollars, as a multiple of salary or on a formula basis. The Committee, in all cases, shall have the sole and absolute discretion, based on such factors as it deems appropriate, to apply Negative Discretion to reduce the actual incentive awards that would otherwise be payable to any Participant.

  (b) Maximum Individual Award Opportunity. Notwithstanding any other provi-sion of the Plan, the maximum Individual Award Opportunity under the Plan for any Participant in any one calendar year shall be 0.25% of the Company's Operating Income for the applicable Performance Period.

  (c) Incentive Awards. Incentive awards determined under the Plan for a Per-formance Period shall be paid to Participants in cash or in shares of Company common stock or in any other form of cash or stock as deter-mined by the Committee as soon as practicable following the end of the Performance Period to which they apply, provided:

    (i) that no such payment shall be made unless and until the Committee, based on the Company's audited financial results for such Perfor-mance Period (as prepared and reviewed by the Company's independent public accountants), has certified in writing the extent to which the applicable performance goals for such Performance Period have been satisfied, and the Committee has made its decisions regarding whether it will exercise Negative Discretion to reduce any incentive award;

    (ii) that the Committee may specify that a portion of the actual incen-tive award for any given Performance Period shall be paid on a de-ferred basis, based on such award payment rules as the Committee may establish for such Performance Period;

    (iii) that the Committee may require, within the Applicable Period, that Participants must still be employed as of the end of such Perfor-mance Period or such later date that is identified in order to be eligible to receive any award;

    (iv) that the Committee may, subject Section 6(c)(i) of the Plan, adopt such forfeiture, pro-ration or other rules as it sees appropriate regarding the affect of certain events on the actual incentive awarded including, but not limited to, a Participant's death, Dis-ability, Retirement, or voluntary or other termination; and

    (v) that in the case of shares and share-based awards, the issuance of the shares or awards is authorized under the applicable stock incen-tive plan maintained by the Company and has been approved by any other committee or body necessary to authorize the award under such other plan. In such case, any shares of Company common stock issued in connection with such award will count against the aggregate num-ber of shares reserved and available for issuance under such other plan in accordance with the applicable provisions thereof. Unless otherwise specifically authorized by the Committee, any such autho-rization relating to a "covered employee" shall be undertaken at such time and on such terms as will ensure that the award hereunder and any award granted under such other plan will continue to qualify as "performance-based compensation" for purposes of Section 162(m) of the Code or will not otherwise result in payment of compensation for which the Company may not claim a tax deduction under Section 162(m) of the Code.

7. Discretionary Pool.

  Upon such terms and conditions as the Committee may impose and upon the achievement of such Performance Measures and Goals as the Committee may de-termine, the Company shall fund a bonus pool which may be allocated to Par-ticipants in the sole discretion of the Chief Executive Officer of the Com-pany. Notwithstanding the foregoing, no award from such bonus pool shall be made to a Participant (a) which, together with other awards to such Partic-ipant, exceeds the limitations established in Section 6(b) of the Plan, (b) which exceeds 25% of such Participant's Individual Award Opportunity or (c) if such Participant is a "covered employee" under the Code and such payment causes any other payment under the Plan to fail to qualify as tax deduct-ible under Section 162(m) of the Code.

8. General Provisions.

  (a) Plan Amendment or Termination. The Committee at any time may amend or terminate the Plan, provided (i) that, without the Participant's writ-ten consent, no such amendment or termination shall adversely affect the right of any Participant to receive an incentive award for a Per-formance Period in effect as of the effective date of such amendment or termination and (ii) that the Board shall be authorized to make any amendments necessary to comply with applicable regulatory requirements (including without limitation, Section 162(m) of the Code).

  (b) Applicable Law. All issues arising under the Plan shall be governed by, and construed in accordance with, the laws of the State of North Caro-lina.

  (c) Tax Withholding. The Company shall have the right to deduct from any payment of any award a sufficient amount to cover withholding of any federal, state or local or other governmental taxes or charges required by law or such greater amount of withholding as the Committee shall determine from time to time and as permitted or required by applicable rules and regulations, or to take such other action as may be necessary to satisfy any such withhold-ing obligations.

  (d) No Employment Right Conferred. Participation in the Plan shall not con-fer on any Participant the right to remain employed by the Company, and the Company specifically reserves the right to terminate any Partici-pant's employment at any time with or without cause or notice.

  (e) Impact of Plan Award on Other Plans. Incentive awards hereunder shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company, unless either
      (i) such other plan, program or arrangement provides that compensation as incentive awards are to be considered as compensation thereunder or
      (ii) the Board or the Committee so determines in writing.

     Neither the adoption of the Plan nor the submission of the Plan to the Company's stockholders for their approval shall be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.

  (f) Costs and Expenses. All award and administrative costs and expenses of the Plan shall be borne by the Company.

  (g) Non-Transferability of Rights. Except as and to the extent required by law, a Participant's rights under the Plan may not be assigned or transferred in whole or in part either directly or by operation of law.

  (h) Binding Effect. The Plan shall be binding upon the Company and its suc-cessors. If the Company becomes a party to any merger, consolidation or reorganization, then the Plan shall remain in full force and effect as an obligation of the Company.

  (i) Unfunded Plan. Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fi-duciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an award, such rights shall constitute general unsecured liabilities of the Company and shall not confer upon any such person any right, title, or interest in any assets of the Company.

  (j) Deferrals of Awards. If permitted by the Committee, a Participant may elect to defer payment of cash award under the Plan if deferral of an award under the Plan is permitted pursuant to the terms of a deferred compensation program of the Company existing at the time the election to defer is permitted to be made, and the Participant complies with the terms of such program.

9. Effective Date.

  The Plan is effective for Performance Periods commencing on or after Janu-ary 1, 2001, subject to stockholder approval of the Plan. No payments shall be made under the Plan prior to the time such stockholder approval is ob-tained in accordance with applicable law.

logo of first union

                 TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE
--------------------------------------------------------------------------------

                            FIRST UNION CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 17, 2001

 P
 R   The undersigned holder of shares of common stock of
 O   First Union Corporation (the "Corporation") hereby
 X   constitutes and appoints William H. Goodwin, Jr.,
 Y Joseph Neubauer and Ruth G. Shaw, or any of them, the lawful attorneys and proxies of the undersigned, each with full power of substitution, for and on behalf of the undersigned, to vote as specified on the matters set forth on the reverse side, all of the shares of the Corporation's common stock held of record by the undersigned on February 20, 2001, at the Annual Meeting of Stockholders of the Corporation to be held on April 17, 2001, at 9:30 a.m., in the Piedmont Ballroom, at the Hilton
     Charlotte and Towers, 222 East Third Street,
     Charlotte, North Carolina 28202, and at any adjournments or postponements thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS
     SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION
     IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1
     THROUGH 4 AND "AGAINST" PROPOSAL 5. IF ANY OTHER
     MATTERS ARE VOTED ON AT THE MEETING, THIS PROXY WILL
     BE VOTED BY THE PROXYHOLDERS ON SUCH MATTERS IN
     THEIR SOLE DISCRETION.

    (PLEASE COMPLETE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND MAIL
                    WITHOUT DELAY IN THE ENCLOSED ENVELOPE.)

                                              SEE REVERSE
                                                 SIDE

Instructions for Voting Your Proxy
Stockholders of record have three ways to vote their proxies:
 . By Telephone (using a touch-tone telephone) . Through the Internet (using a browser) . By Mail (traditional method)

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

  TELEPHONE
    VOTING

               Available only until 5:00 p.m. Eastern time, on April 16, 2001 . This method of voting is available for residents of the U.S. and Canada
  . On a touch-tone telephone, call TOLL FREE 1-877-816-0869, 24 hours a day,
    7 days a week
  . You will be asked to enter ONLY the CONTROL NUMBER shown below
  . Have your proxy card ready, then follow the prerecorded instructions
  . Your vote will be confirmed and cast as you directed

INTERNET VOTING

               Available only until 5:00 p.m. Eastern time, on April 16, 2001 . Visit the Internet voting Website at http://proxy.georgeson.com
  . Enter the COMPANY NUMBER AND CONTROL NUMBER shown below and follow the in-
    structions on your screen
  . You will incur only your usual internet charges

  VOTING BY MAIL

  . Simply mark, sign and date your proxy card and return it in the postage-
    paid envelope
  . If you are voting by telephone or the Internet, please do not mail your proxy card

                  COMPANY                       CONTROL
                  NUMBER                        NUMBER

                 TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE
--------------------------------------------------------------------------------
    Please mark votes
    as in this example.
[X]

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 THROUGH 4 AND
                             "AGAINST" PROPOSAL 5.
1. A First Union
 proposal to elect      FOR all   WITHHOLD
 directors. Class      nominees   authority
 III: G. Alex           listed    to vote
 Bernhardt, Sr.,        (except   for all   4. A First Union
 Joseph Neubauer,      as indi-   nominees   proposal to    FOR  AGAINST ABSTAIN
 Ruth G. Shaw and      cated to              ratify the     [_]  [_]     [_]
 Lanty L. Smith.       the con-              appointment of
 Class I: Roddey        trary)               KPMG LLP as
 Dowd, Sr.                [_]       [_]      auditors for the
                                             year 2001.

                                           THE BOARD OF DIRECTORS RECOMMENDS A
                                           VOTE "AGAINST" PROPOSAL 5.

 INSTRUCTIONS: To                          5. A stockholder
 withhold authority                         proposal       FOR  AGAINST  ABSTAIN
 to vote for any                            regarding      [_]  [_]      [_]
 individual                                 political
 nominee(s), write                          contributions.
 the name(s) of such
 nominee(s) in the
 space provided
 below.
 ---------------------
2. A First Union          FOR  AGAINST  ABSTAIN
 proposal to approve      [_]  [_]      [_]
 our Senior
 Management
 Incentive Plan.


3. A First Union proposal                       Date: ___________________, 2001
 to amend our 1998 Stock  FOR  AGAINST  ABSTAIN
 Incentive Plan.          [_]  [_]      [_]


                                                _______________________________

                                                _______________________________
                                                SIGNATURE(S)
                                                NOTE: Signature(s) should
                                                agree with name(s) on proxy
                                                form. Executors, administra-
                                                tors, trustees and other fidu-
                                                ciaries, and persons signing
                                                on behalf of corporations, or
                                                partnerships, should so indi-
                                                cate when signing.
---
---